EXHIBIT 99.01

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

(a wholly-owned subsidiary of Ambac Financial Group, Inc.)

Consolidated Financial Statements

December 31, 2007 and 2006

Report of Independent Registered Public Accounting Firm

The Board of Directors

Ambac Assurance Corporation:

We have audited the accompanying consolidated balance sheets of Ambac Assurance Corporation and subsidiaries (a wholly owned subsidiary of Ambac Financial Group, Inc.) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of Ambac Assurance Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ambac Assurance Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, in 2006 Ambac Assurance Corporation changed its methods of accounting for variable interest entities and stock-based compensation.

/s/ KPMG LLP

New York, New York

February 29, 2008

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2007 and 2006

(Dollars in Thousands Except Share Data)

	2007	2006
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $10,160,177 in 2007 and $9,685,436 in 2006)	$10,383,947	$9,877,920
Fixed income securities, pledged as collateral, at fair value (amortized cost of $86,367 in 2007 and $0 in 2006)	88,563	—
Short-term investments, at cost (approximates fair value)	319,023	232,179
Short-term investments, pledged as collateral, at fair value (amortized cost of $20,717 in 2007 and $0 in 2006)	20,745	—
Other (cost of $12,910 in 2007 and $12,845 in 2006)	13,199	13,397

Total investments	10,825,477	10,123,496
Cash	120,588	23,595
Securities purchased under agreements to resell	—	95,000
Receivable for securities sold	1,821	2,382
Investment income due and accrued	146,210	131,538
Reinsurance recoverable on paid and unpaid losses	11,862	3,921
Prepaid reinsurance	489,028	315,498
Deferred taxes	1,972,568	—
Deferred acquisition costs	255,639	252,115
Derivative assets	989,904	1,018,886
Loans	276,971	11,291
Other assets	88,402	83,841

Total assets	$15,178,470	$12,061,563

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities:
Unearned premiums	$3,129,970	$3,048,039
Losses and loss expense reserve	484,276	220,074
Ceded reinsurance balances payable	32,433	20,080
Obligations under payment agreements	248,010	248,415
Long-term debt	280,651	—
Deferred income taxes	—	202,641
Current income taxes	111,872	61,342
Payable for securities purchased	645	95,973
Derivative liabilities	6,937,967	920,399
Other liabilities	243,408	246,882

Total liabilities	11,469,232	5,063,845

Stockholder’s equity:
Preferred stock, par value $1,000 per share; authorized shares — 285,000; issued and outstanding shares — none	—	—
Common stock, par value $2.50 per share; authorized shares — 40,000,000; issued and outstanding shares — 32,800,000 at December 31, 2007 and December 31, 2006	82,000	82,000
Additional paid-in capital	1,550,652	1,508,828
Accumulated other comprehensive income	154,236	131,875
Retained earnings	1,922,350	5,275,015

Total stockholder’s equity	3,709,238	6,997,718

Total liabilities and stockholder’s equity	$15,178,470	$12,061,563

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in Thousands)

	Years Ended December 31,
	2007	2006	2005
Revenues:
Financial Guarantee:
Gross premiums written	$1,041,995	$1,008,361	$1,100,465
Ceded premiums written	(277,532)	(103,446)	(99,673)

Net premiums written	$764,463	$904,915	$1,000,792

Net premiums earned	$856,439	$824,579	$820,967
Other credit enhancement fees	73,661	56,450	49,129

Net premiums earned and other credit enhancement fees	930,100	881,029	870,096
Net investment income	464,925	423,868	378,096
Net realized investment gains	9,931	7,085	6,307
Net mark-to-market gains on credit derivative contracts	(6,004,391)	9,068	13,618
Other income	9,546	34,962	5,453
Financial Services:
Interest income	12,039	13,124	12,043
Derivative products	(25,432)	20,592	18,157

Total revenues	(4,603,282)	1,389,728	1,303,770

Expenses:
Financial Guarantee:
Losses and loss expenses	256,109	20,004	149,856
Underwriting and operating expenses	139,307	133,790	117,701
Interest expense on variable interest entity notes	4,623	—	—
Financial Services:
Interest from payment agreements	9,886	9,185	6,785
Derivative products	5,009	5,154	6,372

Total expenses	414,934	168,133	280,714

(Loss) income before income taxes	(5,018,216)	1,221,595	1,023,056

Income tax expense (benefit):
Current taxes	331,460	336,380	270,386
Deferred taxes	(2,187,211)	(683)	(5,447)

Total income taxes	(1,855,751)	335,697	264,939

Net (loss) income	$(3,162,465)	$885,898	$758,117

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Equity

(Dollars In Thousands)

	Years Ended December 31,
	2007		2006		2005
Retained Earnings:
Balance at January 1	$5,275,015		$4,525,117		$4,120,400
Net (loss) income	(3,162,465)	$(3,162,465)	885,898	$885,898	758,117	$758,117

Dividends declared – common stock	(190,200)		(136,000)		(353,400)

Balance at December 31	$1,922,350		$5,275,015		$4,525,117

Accumulated Other Comprehensive Income:
Balance at January 1	$131,875		$126,845		$227,580
Unrealized gains (losses) on securities, $33,079, ($4,258), and ($142,141), pre-tax, in 2007, 2006 and 2005, respectively (1)		21,502		(2,768)		(92,391)
Foreign currency gain (loss)		859		7,798		(8,344)

Other comprehensive income (loss)	22,361	22,361	5,030	5,030	(100,735)	(100,735)

Total comprehensive income		$3,140,104		$890,928		$657,382

Balance at December 31	$154,236		$131,875		$126,845

Common Stock:
Balance at January 1 and December 31	$82,000		$82,000		$82,000

Additional Paid-in Capital:
Balance at January 1	$1,508,828		$1,453,060		$1,232,701
Capital contribution	—		—		199,110
Capital issuance costs	(6,070)		(3,498)		(5,035)
Stock based compensation	39,475		46,317		15,925
Excess tax benefit related to share-based compensation	8,419		12,949		10,359

Balance at December 31	$1,550,652		$1,508,828		$1,453,060

Total Stockholder’s Equity at December 31	$3,709,238		$6,997,718		$6,187,022

(1) Disclosure of reclassification amount:

	2007	2006	2005
Unrealized holding gains (losses) arising during period	$27,141	$688	$(89,038)
Less: reclassification adjustment for net gains included in net income	5,639	3,456	3,353

Net unrealized gains (losses) on securities	$21,502	$(2,768)	$(92,391)

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in Thousands)

	Years Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net (loss) income	$(3,162,465)	$885,898	$758,117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,695	2,813	4,167
Amortization of bond premium and discount	25,648	24,463	14,180
Share-based compensation	35,447	35,206	15,925
Current income taxes	50,530	29,874	15,268
Deferred income taxes	(2,187,248)	(597)	(5,592)
Deferred acquisition costs	2,924	(31,212)	(17,429)
Unearned premiums, net	(91,599)	83,228	177,605
Losses and loss expenses	256,261	(84,256)	63,119
Ceded reinsurance balances payable	12,353	(3,666)	5,498
Mark-to-market losses (gains)	6,004,391	(9,068)	(13,618)
Net realized investment gains	(9,931)	(7,085)	(6,307)
Other, net	24,432	54,518	16,108

Net cash provided by operating activities	963,438	980,116	1,027,041

Cash flows from investing activities:
Proceeds from sales of bonds	325,267	575,341	1,490,139
Proceeds from matured bonds	587,253	378,381	353,727
Purchases of bonds	(1,583,515)	(1,994,377)	(2,482,761)
Loans	(265,680)	10,955	(10,188)
Change in short-term investments	(107,589)	174,351	78,330
Securities purchased under agreements to resell	95,000	2,000	(45,000)
Other, net	(2,958)	1,057	(67,584)

Net cash used in investing activities	(952,222)	(852,292)	(683,337)

Cash flows from financing activities:
Dividends paid	(190,200)	(136,000)	(353,400)
Capital contributions	—	—	1,735
Capital issuance costs	(6,070)	(3,498)	(5,035)
Payment agreements	(405)	(345)	(380)
Net cash collateral received	(6,618)	2,196	17,175
Proceeds from issuance of long-term debt	280,651	—	—
Excess tax benefit related to share-based compensation	8,419	12,949	—

Net cash provided by (used in) financing activities	85,777	(124,698)	(339,905)

Net cash flow	96,993	3,126	3,799
Cash at January 1	23,595	20,469	16,670

Cash at December 31	$120,588	$23,595	$20,469

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$232,379	$263,283	$232,927
Interest on payment agreements	$9,792	$8,674	$5,889
Cash received during the year for:
Income taxes	$—	$—	$896

Supplemental disclosure of non-cash financing activities:

Ambac Assurance received a capital contribution from its parent company in December 2005 in the form of fixed income and short-term securities amounting to $197,375.

See accompanying Notes to Consolidated Financial Statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

1	BACKGROUND

Ambac Assurance, through its subsidiaries, provides financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac Assurance is a guarantor of public finance and structured finance obligations and, as of December 31, 2007, has been assigned triple-A ratings from Moody’s Investors Services, Inc. and Standard & Poor’s Ratings Services, and a double-A rating from Fitch, Inc. As of February 29, 2008 Moody’s has Ambac Assurance’s triple-A rating on review for possible downgrade, Standard and Poor’s has Ambac Assurance’s triple-A rating on “credit watch negative” and Fitch has Ambac Assurance’s double-A rating on “rating watch negative.” Ambac Assurance’s Financial Services segment provides financial products including interest rate, currency and total return swaps, principally to its insurance company clients.

As a result of recent rating agency actions, as well as widespread disruption in the capital markets and investor concern with respect to our financial position, Ambac Assurance has been able to write only a limited amount of new financial guarantee business since November 2007.

In recent months, management has undertaken a review of all business units. In conducting this review, management considered the risk exposure within each business (including our view of the probability of default, the potential loss given default and the relevant correlations), the risk adjusted returns over the course of an economic cycle and Ambac’s franchise value and competitive advantages.

As a result of this review, in connection with efforts to raise capital and maintain Ambac Assurance’s triple-A ratings, we expect to:

•

Emphasize the public finance business (including municipal finance, healthcare and global utilities) and refocus our structured finance business (including emphasizing segments of the global infrastructure market, student loans, leasing & asset finance and structured insurance). Many of the above businesses will be subject to revised underwriting and risk management guidelines;

•	Suspend underwriting all structured finance businesses (domestic and international), for six months in order to accumulate capital;

•

Discontinue underwriting certain structured finance businesses (domestic and international), including collateralized debt obligations and collateralized loan obligations, mortgage-backed securities, whole business securitizations, auto and credit cards and emerging market transactions;

•	Discontinue the execution of credit enhancement transactions in credit default swap format;

•	Discontinue writing new Financial Services business; and

•	Focus on reducing single risk concentrations across our portfolio.

Management will reduce the quarterly dividend payable on Ambac Financial Group’s common share to $.01 per share.

Notwithstanding these actions, management remains confident that its claim paying ability is adequate to support policyholder liabilities.

In addition, Ambac is in the process of evaluating several options related to its capitalization which are focused on maintaining Ambac Assurance’s triple-A financial strength rating from the major rating agencies. These options may include a plan to raise additional capital. In the event that Ambac Assurance does not maintain our current ratings, we believe that we can execute a significantly reduced business plan to operate with double-A ratings that will include Structured finance, International and reinsurance across a variety of bond types. In that circumstance, we expect to accumulate capital and position ourselves to regain our triple-A ratings. Ambac will continue to work closely with the regulators and the rating agencies to design and implement a strategy to address the credit issues within its portfolio and to preserve and grow the business franchise.

2	SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements of Ambac Assurance and subsidiaries have been prepared on the basis of U.S. generally accepted accounting principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosures of contingent assets and liabilities. Such estimates are used in connection with certain fair value measurements. See Note 13 for further discussions on estimates used in the determination of fair value of credit derivative transactions. Moreover, estimates are significant in determining the amounts of loss

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

reserves for non-derivative insurance business. Current market conditions increase the risk and complexity of the judgments in these estimates. Actual results could differ from those estimates. The significant accounting policies of Ambac Assurance are described below:

CONSOLIDATION:

The consolidated financial statements include the accounts of Ambac Assurance and all other entities in which Ambac Assurance has a controlling financial interest. All significant intercompany balances have been eliminated. The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity. However, a controlling financial interest may also exist in entities, such as special purpose entities (“SPEs”), through arrangements that do not involve controlling voting interests.

There are two different accounting frameworks applicable to SPEs; the qualifying SPE (“QSPE”) framework under Statement of Financial Accounting Standards (“SFAS”) No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FASB Statement No. 125”); and the variable interest entity (“VIE”) framework under Financial Interpretation Number (“FIN”) 46R “Consolidation of Variable Interest Entities”. The applicable framework depends on the nature of the entity and Ambac Assurance’s relationship to that entity.

The QSPE framework is applicable when an entity transfers (sells) financial assets to a SPE meeting certain criteria as defined in SFAS 140. These criteria are designed to ensure that the activities of the entity are essentially predetermined in their entirety at the inception of the vehicle; decision making is limited and restricted to certain events, and that the transferor of the financial assets cannot exercise control over the entity and the assets therein. Entities meeting these criteria are not consolidated by the transferor or other counterparties, as long as the entity does not have the unilateral ability to liquidate or to cause it to no longer meet the QSPE criteria. Ambac Assurance adheres to the QSPE criteria for its medium-term note issuance program and does not consolidate those SPEs.

When the SPE does not meet the QSPE criteria, consolidation is assessed pursuant to FIN 46(R). Under FIN 46(R), a VIE is defined as an entity that is not assessed for consolidation by determining which party maintains a controlling voting interest. As such, a VIE (i) lacks enough equity investment at risk to permit the entity to finance its activities without additional subordinated financial support from other parties, (ii) equity owners lack the right to make significant decisions affecting the entity’s operations, and (iii) equity owners do not have an obligation to absorb or the right to receive the entity’s losses or returns.

FIN 46(R) requires a variable interest holder (e.g., an investor in the entity or a financial guarantor) to consolidate that VIE if that holder will absorb a majority of the expected losses of the VIE, receive a majority of the residual returns of the VIE, or both. Ambac Assurance determines whether it is the primary beneficiary of a VIE by first performing a qualitative analysis of the VIE that includes, among other factors, its capital structure, contractual terms, which variable interests create or absorb variability, related party relationships and the design of the VIE. When qualitative analysis is not conclusive Ambac Assurance performs a quantitative analysis.

In April of 2006, the FASB issued FASB Staff Position (FSP) FIN 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)”. FSP FIN 46(R)-6 requires

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

that the analysis of VIEs, in accordance with FIN 46(R), be based on the design of the entity (referred to as a “by design” approach). This evaluation requires an analysis of the nature of risks in a VIE, determining the purpose for which the entity was created, and determining the variability the VIE was designed to create and pass along to its interest holders. Accordingly, Ambac Assurance elected to consider, in its consolidation evaluation, the facts and circumstances surrounding the design of transactions, including participation of all interested parties. This evaluation considers the nature of all subordinate variable interest holders within the design of the transaction. FSP FIN 46(R)-6 permitted retrospective application to the date of the initial application of FIN 46(R). Under this provision, Ambac Assurance elected to retrospectively apply the new guidance as of December 31, 2006. As a result of retrospectively applying FSP FIN 46(R)-6, Ambac Assurance de-consolidated three transactions where it previously had concluded it was the primary beneficiary. Reporting periods prior to December 31, 2006 have also been adjusted to reflect the effects of this de-consolidation. All previously consolidated VIEs were bankruptcy remote special purpose financing entities created by the issuer of debt securities to facilitate the sale of notes guaranteed by Ambac Assurance. Ambac Assurance is not primarily liable for the debt obligations of these previously consolidated entities. Ambac Assurance would only be required to make payments on these debt obligations in the event that the issuer defaults on any principal or interest due. Additionally, Ambac Assurance’s creditors do not have rights with regard to the assets of these previously consolidated VIEs.

Under a separate transaction which closed during 2007, Ambac Assurance determined it was the primary beneficiary and therefore consolidated a VIE as a result of providing a financial guarantee. Refer to Note 8, Special Purpose Entities and Variable Interest Entities, for further discussion of this transaction.

On August 11, 2005, the FASB issued an Exposure Draft “Accounting for Transfers of Financial Assets”, an amendment to SFAS No. 140. The comment period ended on October 10, 2005. The FASB is still in the process of redeliberating the Exposure Draft. Representatives of the FASB have publicly stated they are considering eliminating the concept of the QSPE by the beginning of 2009. Eliminating the QSPE concept could potentially require Ambac Assurance to consolidate certain VIEs it has involvement with as described in Note 8, Special Purpose Entities and Variable Interest Entities. This potential consolidation could result in Ambac Assurance’s assets and liabilities increasing by approximately $2,700,000. It remains unclear how the potential consolidation of these entities would be reported on the financial statements as the FASB continues to deliberate this issue. Ambac Assurance will continue to monitor the status of the project and assess the implications of the final provisions on its financial statements.

INVESTMENTS:

Ambac Assurance’s investment portfolio is accounted for on a trade-date basis and consists primarily of investments in fixed income securities that are considered available-for-sale as defined by SFAS 115 “Accounting for Certain Investments in Debt and Equity Securities”. Available-for-sale securities are reported in the financial statements at fair value with unrealized gains and losses, net of deferred taxes, reflected in Accumulated Other Comprehensive Income in Stockholders’ Equity and are computed using amortized cost as the basis. Fair value is based primarily on quotes obtained from independent market sources. When quotes are not available, valuation models are used to estimate fair value. These models include estimates, made by management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

realized in the market. For purposes of computing amortized cost, premiums and discounts are accounted for using the effective interest method. Premiums and discounts for bonds that do not have a large number of similar underlying loans, typically corporate and municipal bonds, are amortized or accreted over the remaining term of the securities even if they are callable. Premiums and discounts on mortgage-backed and asset-backed securities are adjusted for the effects of actual and anticipated prepayments on a retrospective basis. Certain short-term investments, such as money market funds, are carried at cost, which approximates fair value. Realized gains and losses on the sale of investments are determined on the basis of specific identification.

Ambac Assurance has a formal impairment review process for all securities in its investment portfolio. Ambac Assurance conducts a review each quarter to identify and evaluate investments that have indications of possible impairment. An investment in a debt security is impaired if its fair value falls below its amortized cost and the decline is considered “other than temporary.” If we believe a decline in the value of a particular investment is temporary, we record the decline as an unrealized loss net of tax in Accumulated Other Comprehensive Income in Stockholders’ Equity on our Consolidated Balance Sheets. If we believe the decline is “other than temporary”, we write-down the carrying value of the investment and record a loss on our Consolidated Statements of Operations. Factors considered when assessing impairment include: (i) debt securities whose fair values have declined by 20% or more below amortized cost; (ii) debt securities whose market values have declined by 5% or more but less than 20% below amortized cost for a continuous period of at least six months; (iii) recent downgrades by rating agencies; (iv) the financial condition of the issuer and analysis of projected defaults on the underlying collateral; (v) whether scheduled interest payments are past due; and (vi) whether Ambac Assurance has the ability and intent to hold the security for a sufficient period of time to allow for anticipated recoveries in fair value. Ambac Assurance’s assessment of a decline in value includes management’s current judgment regarding facts and circumstances specific to a security and the factors noted above. If that judgment changes in the future, Ambac Assurance may ultimately record a loss after having originally concluded that the decline in value was temporary.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

Securities purchased under agreements to resell and securities sold under agreements to repurchase, represent short-term collateralized financing transactions and are recorded at their contracted amounts, plus accrued interest. Ambac nets securities purchased under agreements to resell and securities sold under agreements to repurchase that are executed with the same counterparty under legally enforceable netting agreements that meet the applicable netting criteria. Ambac Assurance takes possession of the collateral underlying those agreements and monitors its market value on a daily basis and obtains additional collateral as appropriate. At December 31, 2007 and 2006, collateral underlying securities purchased under agreements to resell had an average credit rating of triple-A and a weighted average maturity of less than 30 days.

DEFERRED ACQUISITION COSTS:

Financial guarantee insurance costs that vary with and are primarily related to the production of business have been deferred. Ambac Assurance periodically conducts a study to determine the amount of operating costs that vary with and primarily relate to the acquisition of business and qualify for deferral. These costs include compensation of employees and certain other underwriting expenses, net of reinsurance ceding commissions. Premium taxes and reinsurance commissions are deferred in their entirety. Costs associated with credit derivatives are expensed as incurred. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned. Amortization of deferred acquisition costs amounted to $46,104, $38,221 and $30,582 for 2007, 2006 and 2005, respectively, and is adjusted to reflect accelerations of premium revenue due to refundings or calls and to reflect changes in the estimated lives of certain insured obligations. A premium deficiency exists if the sum of the expected loss and loss expenses and unamortized deferred acquisition costs exceed the related unearned premiums and anticipated investment income. Ambac Assurance includes anticipated investment income when determining whether a premium deficiency exists, as permitted under US GAAP. If a premium deficiency were to exist, and the deficiency was greater than unamortized deferred acquisition costs, the unamortized deferred acquisition costs would be reduced by a charge to expense and a liability would be established for any remaining deficiency.

LOANS:

Loans are reported at their outstanding principal balances. Interest income is accrued on the unpaid principal balance. A loan is considered impaired when, based on current events and the financial condition of the issuer, it is probable that Ambac Assurance will be unable to collect all principal and interest due according to the contractual terms of the loan agreement.

LOSSES AND LOSS EXPENSES:

Ambac Assurance’s financial guarantee insurance is a promise to pay scheduled interest and principal if the issuer of the insured obligation fails to meet its obligation. The loss reserve policy for financial guarantee insurance discussed in this footnote relates only to Ambac Assurance’s non-derivative insurance business. The policy for derivative contracts is discussed in the section entitled

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

“Derivative Contracts Classified as Held for Trading Purposes”. Losses and loss expenses are based upon estimates of the ultimate aggregate losses inherent in the non-derivative financial guarantee portfolio as of the reporting date. The evaluation process for determining the level of reserves is subject to certain estimates and judgments. In most instances, claim payments are forecasted in advance of issuer default as a result of active surveillance of the insured book of business and observation of deterioration in the obligor’s credit standing. Based upon Ambac Assurance’s experience, claim payments become probable and estimable once the issuer’s credit profile has migrated to certain impaired credit levels. The trustee, on behalf of the insured party, named beneficiary, or custodian has the right to make a claim under Ambac Assurance’s financial guarantee insurance policy at the first scheduled debt service date of the defaulted obligation. As discussed in the last paragraph of this section, the accounting for credit loss reserves is subject to change.

The liability for losses and loss expenses consists of active credit and case basis credit reserves. Active credit reserves are for probable and estimable losses due to credit deterioration on insured credits that have not yet defaulted or been reported and are reflected on an undiscounted basis as of the reporting date. The establishment of reserves for exposures that have not yet defaulted is a common practice in the financial guarantee industry. However, Ambac Assurance is aware that there are differences in the specific methodologies applied by other financial guarantors in establishing such reserves. Ambac Assurance’s active credit reserve is based on management’s on-going review of the non-derivative financial guarantee credit portfolio. Active surveillance of the insured portfolio enables Ambac Assurance’s Surveillance Group to track credit migration of insured obligations from period to period and prepare an adversely classified credit listing. The criteria for an exposure to be included on the adversely classified credit listing includes the deterioration in an issuer’s financial condition, underperformance of the underlying collateral (for collateral dependent transactions such as mortgage-backed securitizations), problems with the servicer of the underlying collateral and other adverse economic events or trends. The servicer of the underlying collateral of an insured securitization transaction is a consideration in assessing credit quality because the servicer’s performance can directly impact the performance of the related issue. For example, a servicer of a mortgage-backed securitization that does not remain current in its collection efforts could cause an increase in the delinquency and potential default of the underlying obligation.

The active credit reserve is established through a process that begins with estimates of probable losses inherent in the adversely classified credit portfolio. These estimates are based upon: (i) Ambac Assurance’s internal system of credit ratings, which are analogous to the risk ratings of the major rating agencies; (ii) internally developed historical default information (taking into consideration ratings and average life of an obligation); (iii) internally developed loss severities; and (iv) the net par outstanding on the adversely classified credit. The loss severities and default information are based on rating agency information and are specific to each bond type and are established and approved by Ambac’s Portfolio Risk Management Committee. The Portfolio Risk Management Committee is comprised of senior risk management professionals and other senior management of Ambac Assurance. For certain adversely classified credit exposures, Ambac Assurance’s additional monitoring and loss remediation efforts may provide information relevant to the estimate of the active credit reserve. Additional remediation activities applied to adversely classified credits can include various actions by Ambac Assurance. The most common actions include obtaining detailed appraisal information on collateral, more frequent meetings with the issuer’s or servicer’s management to review operations, financial condition and financial forecasts and more frequent analysis of the issuer’s financial statements. In estimating the active credit reserve Ambac Assurance uses relevant credit-specific information obtained from its remediation efforts to supplement the statistical approach discussed above. Senior management meets at least quarterly with the Surveillance Group to review the status of their work to determine the adequacy of Ambac Assurance’s loss reserves and

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

make any necessary adjustments. Active credit reserves were $363,372 and $172,644 at December 31, 2007 and 2006, respectively. The active credit reserves at December 31, 2007 and 2006 were comprised of 45 credits with net par of $6,512,515 and 55 credits with net par outstanding of $3,830,759, respectively. Included in the calculation of active credit reserves at December 31, 2007 and 2006 was the consideration of $13,364 and $6,859, respectively, of reinsurance which would be recorded as reinsurance recoverables due to Ambac Assurance from reinsurers, upon default of the insured obligation.

Case basis credit reserves are for losses on insured obligations that have defaulted. We believe our definition of case basis credit reserves differs from other financial guarantee industry participants. Upon the occurrence of a payment default, the related active credit reserve is transferred to case basis credit reserve. Additional provision for losses upon further credit deterioration of a case basis exposure is initially recorded through the active credit reserve and subsequently transferred to case basis credit reserves. Our case reserves represent the present value of anticipated loss and loss expense payments expected over the estimated period of default. Loss and loss expenses consider anticipated defaulted debt service payments, estimated expenses associated with settling the claims and estimated recoveries under collateral and subrogation rights. The estimate does not consider future installment premium receipts, as the likelihood of such receipts is remote. Ambac Assurance discounts these estimated net payments using discount rates that approximate the average taxable equivalent yield on our investment portfolio.

Case basis credit reserves were $120,904 and $47,430 at December 31, 2007 and 2006, respectively. The discount rate applied to case basis credit reserves was 4.5% at December 31, 2007 and 2006. The case basis credit reserves at December 31, 2007 and 2006 were comprised of 13 and 7 credits, respectively, with net par outstanding of $1,359,415 and $668,440, respectively. Additionally, we have reinsurance recoverables on case basis credit reserves of $11,088 and $4,972 at December 31, 2007 and 2006, respectively.

Ambac Assurance provides information on the classification of its loss reserve between active credit reserve and case basis credit reserve for the purpose of disclosing the components of the total reserve that relate to exposures that have not yet defaulted and those that have defaulted. The total reserve (active credit and case basis) was $484,276 and $220,074 at December 31, 2007 and 2006, respectively. Due to the relatively small number and large size of certain insured obligations comprising the active and case basis credit reserves, improvements or further deterioration in any one credit may significantly impact our loss provision in a given period. The provision for losses and loss expenses in the accompanying Consolidated Statements of Operations represents the expense recorded to bring the total reserve to a level determined by management to be adequate for losses inherent in the non-derivative financial guarantee insurance portfolio. Ambac Assurance’s management believes that the reserves for losses and loss expenses are adequate to cover the ultimate net cost of claims, but the reserves are based on estimates and there can be no assurance that the ultimate liability for losses will not exceed such estimates.

Our liabilities for credit losses are based in part on the short-duration accounting guidance in SFAS No. 60, “Accounting and Reporting by Insurance Enterprises.” The trustee (on behalf of the insured party), named beneficiary or custodian has a right to a claim payment under the financial guarantee insurance policy at the date of the first scheduled debt service payment of a defaulted security in the amount equal to the payment shortfall. We believe a loss event occurs for financial guarantee insurance products at the time the issuers’ financial condition deteriorates to an impaired credit status rather than at the time the insured party has a right to a claim payment. Because of this belief and the ambiguities discussed below in the application of SFAS No. 60 to the financial guarantee industry, Ambac Assurance does not believe that SFAS No. 60 alone provides sufficient guidance. As a result, Ambac Assurance supplements the guidance in SFAS No. 60 with the guidance in SFAS No. 5,

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

“Accounting for Contingencies,” which calls for a loss to be accrued if it is probable that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated. Ambac Assurance also relies by analogy on EITF Issue No. 85-20, “Recognition of Fees for Guaranteeing a Loan,” which states that a guarantor should perform an ongoing assessment of the probability of loss to determine if a liability (and a loss) should be recognized under SFAS No. 5.

In management’s view, the accounting guidance noted above does not comprehensively address the attributes of financial guarantee insurance contracts, primarily due to the fact that SFAS No. 60 was developed prior to the maturity of the financial guarantee industry. Financial guarantee contracts have elements of long-duration insurance contracts in that they are generally irrevocable and extend over a period of time that may be 30 years or more but are considered and reported for regulatory purposes as property and casualty insurance, normally considered short-duration contracts. The short-duration and long-duration classifications have different methods of accounting for premium revenue, deferred acquisition costs and contract liability recognition.

Ambac Assurance is aware that there are certain differences regarding the measurement of liabilities for credit losses among participants in the financial guarantee industry. Difficulties applying the existing insurance accounting literature such as the classification of the insurance contracts as either short-duration or long-duration to the attributes of financial guarantee insurance, different measurement models and assumptions utilized, regulatory guidance provided to certain entities, and the existence of accounting literature providing guidance with respect to liability recognition for loan guarantees are the reasons for differences among the industry participants.

In January and February of 2005, the Securities and Exchange Commission staff discussed with the financial guarantee industry participants differences in loss reserve recognition practices among those participants. In June 2005, the Financial Accounting Standards Board (“FASB”) added a project to its agenda to consider the accounting by financial guarantee insurers for claims liability recognition, premium recognition and deferred acquisition costs. The proposed guidance was issued on April 18, 2007 and the final guidance is expected to be issued in the first quarter of 2008.

OBLIGATIONS UNDER PAYMENT AGREEMENTS:

Ambac Assurance has obligations under payment agreements that represent funds received from various investors and are used to purchase fixed income municipal investment securities. Obligations under payment agreements are recorded as liabilities on the Consolidated Balance Sheets at amortized cost. Interest expense is computed based upon daily outstanding liability balances, at rates and periods specified in the agreements. Net interest income related to proceeds received under these payment agreements is included as a component of Financial Services revenue. Under the terms of these payment agreements the investors have the contractual right to redeem their investment at any time, within five business days notice to Ambac Assurance.

NET PREMIUMS EARNED:

Gross premiums are received either upfront (typical of public finance obligations), or in installments (typical of structured finance obligations). Up-front insurance premiums written are received for an entire bond issue, which may contain several maturities; and are recorded as unearned premiums.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The premium is allocated to each bond maturity proportionately based on total principal amount guaranteed and is recognized as premiums on a straight-line basis over the term of each maturity. Installment insurance premiums written are recognized as premiums earned over each installment period, typically one year or less, on a straight-line basis. Premium earnings under both the upfront and installment revenue recognition methods are in proportion to the principal amount guaranteed and result in higher premium earnings during periods where guaranteed principal is higher. When an issue insured by Ambac Assurance has been refunded or called, the remaining unrecognized premium (net of refunding credits, if any) is recognized at that time.

Premiums ceded to reinsurers reduce the amount of net premiums earned by Ambac Assurance from its financial guarantee insurance policies. For both up-front and installment premiums, ceded premiums written are primarily recognized in earnings in proportion to and at the same time the related gross premium revenue is recognized. Prepaid reinsurance represents the portion of premiums ceded to reinsurers relating to unearned premiums ceded under reinsurance contracts.

DERIVATIVE PRODUCT REVENUE:

Ambac Assurance provides interest rate and currency swaps principally to states, municipalities and their authorities and asset-backed issuers in connection with their financings. Ambac Assurance also enters into total return swaps, which contain contractual provisions similar to credit default swaps, with various financial institutions. All interest rate, currency and total return swap revenues are accounted for as “Derivative Contracts Classified as Held for Trading Purposes,” which is discussed in the Derivative Contracts section below.

DERIVATIVE CONTRACTS CLASSIFIED AS HELD FOR TRADING PURPOSES:

SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS 138, SFAS 149 and SFAS 155, establishes accounting and reporting standards for derivative instruments. All derivatives, whether designated for hedging relationships or not, are required to be recorded on the Consolidated Balance Sheets at fair value. When available, quotes from independent market sources are obtained for market value. However, when quotes are not available, Ambac Assurance uses internally developed valuation models. These valuation models require market-driven inputs, including contractual terms, credit spreads and ratings on underlying referenced obligations, yield curves and tax-exempt interest ratios to determine the fair value a market participant would ascribe to the transaction. The valuation results from these models could differ materially from amounts that would actually be realized in the market. In accordance with the Emerging Issues Task Force (EITF) Issue 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities”, recognition of a trading profit or loss at inception of a derivative transaction is prohibited unless fair value of that derivative is obtained from a quoted market price, supported by comparison to other observable market transactions, or based upon a valuation technique incorporating observable market data. Ambac Assurance defers trade date gains or losses on derivative transactions where the fair value is not determined based upon observable market transactions and market data. The deferral is recognized in income when the market data becomes observable or over the life of the transaction. The fair value includes an adjustment for counterparty credit risk and other adjustments, as appropriate, to reflect liquidity and ongoing servicing costs.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

All derivative contracts are recorded on the Consolidated Balance Sheets on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists. Gross asset and gross liability balances for all derivatives are recorded as Derivative Assets or Derivative Liabilities on the Consolidated Balance Sheets.

Financial Guarantee Credit Derivatives:

Ambac Assurance, through its subsidiary Ambac Credit Products, enters into credit derivative transactions with various financial institutions. Management views these credit derivative transactions as an extension of its financial guarantee business, under which Ambac Assurance intends to hold its position for the entire term of the related contract. These credit derivative contracts are accounted for at fair value since they do not qualify for the financial guarantee scope exception under SFAS 133, as amended. Changes in fair value are recorded in the Consolidated Statement of Operations. The fee component is reflected in “Other Credit Enhancement Fees”, and the mark-to-market gains or losses associated with fair value changes are reflected in “Net Mark-to-Market Gains on Credit Derivative Contracts”.

Financial Services Derivative Products:

Ambac Assurance, through its subsidiary Ambac Financial Services, provides interest rate and currency swaps to states, municipalities and their authorities, asset-backed issuers and other entities in connection with their financings. Ambac Capital Services enters into total return swaps with professional counterparties. Total return swaps are primarily referenced to fixed income obligations, which meet Ambac Assurance’s credit underwriting criteria. These contracts are accounted on trade date at fair value. Changes in fair value are recorded as a component of “Derivative Product” revenue in the accompanying Consolidated Statements of Operations.

DEPRECIATION AND AMORTIZATION:

Depreciation of furniture and fixtures and electronic data processing equipment is provided over the estimated useful lives of the respective assets, ranging from three to five years, using the straight-line method. Amortization of leasehold improvements is charged over the lesser of ten years or the remaining term of the operating leases using the straight-line method.

PENSION, POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

Ambac Financial Group provides various pension, postretirement and postemployment benefits, including health and life benefits that cover substantially all employees who meet certain age and service requirements. Amounts related to the defined benefit pension plan and postretirement health benefits are charged to expenses based on actuarial determinations. These expenses are allocated for each of Ambac Financial Group’s subsidiaries based on a percentage of payroll. Effective August 1, 2005, new employees were not eligible for postretirement benefits. During 2006, the Compensation Committee of the Board of Directors approved an amendment to the Pension Plan that terminated the Plan effective December 31, 2006.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

STOCK COMPENSATION PLANS:

The Ambac Financial Group 1997 Equity Plan (the “Equity Plan”) provides for the granting of stock options, stock appreciation rights, restricted stock units (“RSUs”), performance units and other awards that are valued or determined by reference to the Common Stock. Ambac Financial Group generally expects to deliver shares to employees under this plan from its treasury stock. Ambac Financial Group also maintains the Ambac 1997 Non-employee Directors Equity Plan, which provides awards of restricted stock units to non-employee members of Ambac Financial Group’s Board of Directors. The fair value of the stock option awards are attributed over the shorter of the derived vesting periods based on the output of the valuation model or the service period. RSU awards are attributed over the shorter of the vesting or service period.

Effective January 1, 2006, Ambac adopted SFAS No. 123R, “Share-Based Payment”, by using the modified prospective approach to all employee awards granted after the effective date. Beginning with the effective date, SFAS No. 123-R requires entities to recognize compensation cost for all equity-classified awards after the effective date and for all awards granted to employees prior to the effective date of SFAS No. 123-R that remain unvested on the effective date using the fair-value measurement method and estimating forfeitures for all unvested awards. Under the fair-value measurement method, a share-based award is generally measured based on the grant-date fair value of the award. SFAS No. 123-R requires the grant date expensing of share-based awards granted to retirement-eligible employees. Based on interpretative guidance under SFAS 123-R, Ambac must elect to continue to expense awards to retirement eligible employees on the grant date or accrue in the year prior to the grant date (service period). Ambac Assurance elected to accrue the estimated cost of future stock-compensation grants to retirement-eligible employees over the service period. Share-based awards that require future service are amortized over the relevant service period. The fair value of the stock option awards are attributed over the shorter of the derived vesting periods based on the output of the valuation model or the service period. RSU awards are attributed over the shorter of the vesting or service period.

Prior to the adoption of SFAS No. 123R, Ambac Financial Group accounted for stock-based employee compensation in accordance with the fair-value method prescribed by SFAS No. 123 as amended by SFAS Statement 148, “Accounting for Stock-Based Compensation – Transition and Disclosure “, prospectively to all employee awards granted after January 1, 2003.

FOREIGN CURRENCY:

Financial statement accounts expressed in foreign currencies are translated into U.S. dollars in accordance with SFAS Statement 52, “Foreign Currency Translation”. Under SFAS 52, functional currency assets and liabilities are translated into U.S. dollars using exchange rates in effect at the balance sheet dates and the related translation adjustments are included as a component of “Accumulated Other Comprehensive Income”, net of any related taxes in Stockholder’s Equity. Functional currencies are generally the currencies of the local operating environment. Income statement accounts expressed in functional currencies are translated using average exchange rates.

Foreign currency transaction gains and losses of Ambac Assurance’s U.S. dollar functional currency subsidiaries, arising primarily from sales of long-term foreign denominated investment securities, short-term investment securities and cash denominated in foreign currencies, are reflected in net income. The Consolidated Statements of Operations include pre-tax gains from such foreign exchange items of $9,655, $8,722 and $7,089 for 2007, 2006 and 2005, respectively.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

INCOME TAXES:

Pursuant to a tax sharing agreement, Ambac Assurance is included in Ambac Financial Group, Inc.’s consolidated Federal income tax return. The tax sharing agreement provides for the determination of tax expense or benefit based on the contribution of Ambac Assurance to Ambac Financial Group’s consolidated Federal income tax liability, computed substantially as if Ambac Assurance filed a separate Federal income tax return. The tax liability due is settled quarterly, with a final settlement taking place after the filing of the consolidated Federal income tax return. Ambac Assurance files its own state income tax returns.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

On January 1, 2007, Ambac adopted the provisions of FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes”, an interpretation of SFAS 109, which provides a framework to determine the appropriate level of tax reserves for uncertain tax positions. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Ambac Assurance also accrues interest and penalties related to these unrecognized tax benefits in the provision for income taxes.

FUTURE APPLICATION OF ACCOUNTING STANDARDS:

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement supplements other accounting pronouncements that require or permit fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In addition, SFAS 157 supersedes certain accounting guidance, which prohibited the recognition of day one gains on certain derivative transactions. With the adoption of SFAS 157, any remaining reserves for day one gains will be reflected as a cumulative effect adjustment to the opening balance of retained earnings. Ambac Assurance will adopt the provisions of SFAS 157 on January 1, 2008. The adoption of SFAS 157 will not have a material effect on Ambac Assurance’s financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS 159 permits reporting entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The fair value option may be applied instrument by instrument, is irrevocable and is applied only to entire instruments and not to portions of instruments. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years that begin after November 15, 2007. Ambac Assurance will adopt the provisions of SFAS 157 on January 1, 2008. The adoption of SFAS 159 will not have a material effect on Ambac Assurance’s financial statements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

On April 18, 2007, the FASB issued an Exposure Draft (“ED”) for a proposed SFAS “Accounting for Financial Guarantee Insurance Contracts”, an interpretation of SFAS 60, “Accounting and Reporting by Insurance Enterprises”. The ED clarifies how SFAS 60 applies to financial guarantee insurance contracts issued by insurance enterprises, including the methodology to account for premium revenue and claim liabilities. The comment period for the ED ended on June 18, 2007 and the final Statement is expected to be issued in the first quarter of 2008. The final Statement shall be applied to existing and future financial guarantee insurance contracts. The cumulative effect of initially applying this final Statement will be recorded as an adjustment to the opening balance of retained earnings for that fiscal year.

In April 2007, the FASB issued FASB Staff Position (“FSP”) FIN 39-1, an amendment of FASB Interpretation No. 39. FSP FIN 39-1 permits fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a liability) to be offset against fair value amounts recognized for derivative instruments that are executed with the same counterparty under the same master netting arrangement. The decision to offset fair value amounts constitutes an accounting policy election by the entity. A reporting entity shall not offset fair value amounts recognized for derivative instruments without offsetting fair value amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007, with earlier application permitted. An entity must recognize the effect of applying FSP FIN 39-1 retrospectively as a change in accounting principle for all financial statement periods presented, unless it is impracticable to do so. Ambac Assurance will adopt the provisions of FSP FIN 39-1 on January 1, 2008. The adoption of FSP FIN 39-1 will not have a material effect on Ambac Assurance’s financial statements.

In December 2007, the FASB issued SFAS 160, “Non-controlling Interests in Consolidated Financial Statements”. SFAS 160 amends Accounting Research Bulletin (“ARB”) No. 51, “Consolidated Financial Statements” to establish accounting and reporting standards for the non-controlling interest in subsidiary and for the deconsolidation of a subsidiary. It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS 141R, “Business Combinations”. Among other things, SFAS 160 requires that non-controlling interests be clearly identified, labeled, and presented in the consolidated balance sheets within equity, but separate from the parent’s equity. In addition, the amount of consolidated net income attributable to the parent and to the non-controlling interest must be clearly identified and presented on the face of the consolidated statement of operations. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. An entity must recognize the effect of applying SFAS 160 prospectively, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively. Ambac Assurance will adopt the provisions of SFAS 160 on January 1, 2009. The adoption of SFAS 160 will not have a material effect on Ambac Assurance’s financial statements.

RECLASSIFICATIONS:

Certain reclassifications have been made to prior years’ amounts to conform to the current year’s presentation.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

3	CORRECTION OF INVESTMENT AMORTIZATION

Ambac Assurance has been amortizing premiums paid on fixed income investment securities that have call features to the call date that produces the lowest yield, typically the first call date, rather than being amortized to the maturity date. Ambac Assurance has determined that $15,464 of premium amortization, net of tax, should have been recorded as investment income. This amount was not material to any noted periods and therefore is reported as an adjustment to beginning 2005 retained earnings and accumulated other comprehensive income. There was no effect on the previously reported liquidity or net operating cash flows for 2005, 2006 or 2007.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

4	INVESTMENTS

The amortized cost and fair value of investments at December 31, 2007 and 2006 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2007:
Fixed income securities:
Municipal obligations	$8,307,727	$207,835	$18,132	$8,497,430
Corporate obligations	324,092	14,706	464	338,334
Foreign obligations	303,655	13,861	90	317,426
U.S. government obligations	34,182	591	—	34,773
U.S. agency obligations	258,515	8,213	—	266,728
Mortgage-backed securities	781,967	2,219	8,180	776,006
Asset-backed securities	150,039	3,212	1	153,250
Short-term	319,023	—	—	319,023
Other	12,910	420	131	13,199

Subtotal	$10,492,110	$251,057	$26,998	$10,716,169

Fixed income securities pledged as collateral:
U.S. government obligations	86,367	2,196	—	88,563

Short-term	20,717	28	—	20,745

Total collateralized investments	107,084	2,224	—	109,308

Total investments	$10,599,194	$253,281	$26,998	$10,825,477

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2006:
Fixed income securities:
Municipal obligations	$7,729,199	$223,462	$26,305	$7,926,356
Corporate obligations	195,079	13,160	—	208,239
Foreign obligations	269,834	8,413	1,417	276,830
U.S. government obligations	163,077	22	2,948	160,151
U.S. agency obligations	405,845	86	5,536	400,395
Mortgage-backed securities	918,139	1,115	18,568	900,726
Asset-backed securities	4,263	960	—	5,223
Short-term	232,179	—	—	232,179
Other	12,845	584	32	13,397

	$9,930,460	$257,842	$54,806	$10,123,496

Foreign obligations consist primarily of government issued securities, which are denominated in either Pounds sterling, Euros or Australian dollars. Mortgage-backed securities consist entirely of Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, and Government National Mortgage Association guaranteed mortgage pools.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The amortized cost and estimated fair value of investments at December 31, 2007, by contractual maturity, were as follows:

	Amortized Cost	Fair Value
Due in one year or less	$508,563	$510,292
Due after one year through five years	1,946,546	1,986,771
Due after five years through ten years	2,129,401	2,180,463
Due after ten years	5,082,678	5,218,695

	9,667,188	9,896,221
Mortgage-backed securities	781,967	776,006
Asset-backed securities	150,039	153,250

	$10,599,194	$10,825,477

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The following table shows the gross unrealized losses and fair values of Ambac Assurance’s investments, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2007:
Fixed income securities
Municipal obligations	$825,904	$9,706	$633,379	$8,426	$1,459,283	$18,132
Corporate obligations	49,518	464	—	—	49,518	464
Foreign obligations	18,836	54	40,421	36	59,257	90
U.S. government obligations	—	—	—	—	—	—
U.S. agency obligations	—	—	—	—	—	—
Mortgage-backed securities	47,541	338	545,270	7,842	592,811	8,180
Asset-backed securities	16,402	1	—	—	16,402	1
Other	1,064	108	36	23	1,100	131

Total temporarily impaired securities	$959,265	$10,671	$1,219,106	$16,327	$2,178,371	$26,998

2006:
Fixed income securities
Municipal obligations	$784,298	$4,684	$1,270,766	$21,621	$2,055,064	$26,305
Corporate obligations	—	—	—	—	—	—
Foreign obligations	105,264	1,258	13,090	159	118,354	1,417
U.S. government obligations	28,132	174	111,719	2,774	139,851	2,948
U.S. agency obligations	288,335	3,277	108,404	2,259	396,739	5,536
Mortgage-backed securities	158,570	1,779	646,370	16,789	804,940	18,568
Asset-backed securities	—	—	—	—	—	—
Other	516	32	—	—	516	32

Total temporarily impaired securities	$1,365,115	$11,204	$2,150,349	$43,602	$3,515,464	$54,806

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

At December 31, 2007 and 2006, there were 190 and 286 investments in fixed income securities where the aggregate amortized cost exceeded fair value by $26,998 or 1% and $54,806 or 2%, respectively. Management has determined that the unrealized losses in fixed income securities at December 31, 2007 are primarily attributable to the current interest rate environment and the recent lack of liquidity in the mortgage-backed security market. These mortgage-backed securities consist entirely of Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, and Government National Mortgage Association agency mortgages. Ambac Assurance has concluded that these unrealized losses are temporary in nature based upon (a) no principal and interest payment defaults on these securities; (b) analysis of the creditworthiness of the issuer; and (c) Ambac Assurance’s ability and current intent to hold these securities until a recovery in fair value or maturity. There were no individual securities with material unrealized losses as of December 31, 2007 and 2006. Of the $10,671 and $11,204 that have been in a gross unrealized loss position for less than a year, 99% and 100% are rated investment grade for 2007 and 2006, respectively. Of the $16,327 and $43,602 that have been in a gross unrealized loss position for a year or more, 100% are rated investment grade for both 2007 and 2006. There were impairment write-downs of $0, $119, and $340 in 2007, 2006 and 2005, respectively.

Securities carried at $6,676 and $6,389 at December 31, 2007 and 2006 respectively, were deposited by Ambac Assurance with governmental authorities or designated custodian banks as required by laws affecting insurance companies.

Ambac Assurance’s fixed income portfolio included securities covered by guarantees issued by Ambac Assurance and other financial guarantors (“insured securities”). The published ratings on these securities reflect the higher of the financial strength rating of the financial guarantor or the rating of the underlying issuer by Moody’s and S&P. Rating agencies generally do not publish separate underlying ratings (those ratings excluding the insurance by the financial guarantor) because the insurance cannot be legally separated from the underlying security by the insurer. Ambac Assurance obtains underlying ratings through ongoing dialog with rating agencies and other sources. In the event these underlying ratings are not updated or simply not available from the rating agencies, Ambac Assurance will assign an internal rating. At December 31, 2007, securities with a total carrying value of $48,999 representing 1% of the investment portfolio with a weighted-average underlying rating of A- was insured by Ambac Assurance. In determining this A- rating, approximately $32,616 of the securities were assigned internal ratings by Ambac Assurance. The following table represents the fair value and weighted-average underlying rating, excluding the financial guarantee, of the insured securities (including securities insured by other financial guarantors) at December 31, 2007:

	Municipal obligations	Corporate obligations	Mortgage and asset- backed securities	Total	Weighted Average Underlying Rating
MBIA Insurance Corporation	$1,640,307	$53,781	$—	$1,694,088	AA-
Financial Security Assurance Inc	1,473,902	24,538	—	1,498,440	AA
Financial Guaranty Insurance Corp	1,417,122	—	—	1,417,122	AA-
Ambac Assurance Corp	16,383	32,616	—	48,999	A-

Total	$4,547,714	$110,935	$—	$4,658,649	AA-

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Financial Guarantee investment income of Ambac Assurance comprised the following:

	2007	2006	2005
Fixed income securities	$451,794	$417,339	$374,224
Short-term investments	11,986	9,358	8,061
Loans	5,871	2,071	1,519

Total investment income	469,651	428,768	383,804
Investment expense	(4,726)	(4,900)	(5,708)

Net investment income	$464,925	$423,868	$378,096

Net realized investment gains were $9,931, $7,085 and $6,307 in 2007, 2006 and 2005, respectively. The following table details amounts included in net realized gains:

	2007	2006	2005
Gross realized gains on securities sold	$3,790	$3,867	$11,926
Gross realized losses on securities sold	(1,240)	(2,839)	(12,727)
Other than temporary impairment on securities	—	(119)	(340)
Foreign exchange gains on investments	7,381	6,176	7,448

Net realized gains	$9,931	$7,085	$6,307

Ambac Assurance routinely pledges and receives collateral related to certain business lines and/or transactions. The following is a description of those arrangements by collateral source:

(1)	Securities purchased under agreements to resell (repurchase agreements)—In the normal course of business, Ambac Assurance holds securities under repurchase agreements with various counterparties and its affiliates. Although Ambac Assurance has the right to pledge or rehypothecate the securities received under the repurchase agreements, none of the securities purchased under agreements to resell were rehypothecated as of December 31, 2007 and 2006.

(2)	Securities held in Ambac Assurance’s investment portfolio—Ambac Assurance pledges investments it holds in its investment portfolio to a non-U.S. domiciled insurance company which has ceded insurance risks to Ambac Assurance. Securities pledged to the non U.S. domiciled insurance company may not then be re-pledged to another entity. Ambac Assurance has also sold securities in its investment portfolio under agreements to repurchase (reverse repurchase agreements). Ambac Assurance’s counterparties under reverse repurchase agreements have the right to pledge or rehypothecate the securities. Consequently, securities held in Ambac Assurance’s investment portfolio which are pledged or sold under reverse repurchase agreements are separately classified on the Consolidated Balance Sheet as “Fixed income securities pledged as collateral, at fair value” and “Short-term investments pledged as collateral, at fair value”.

(3)	Cash and securities pledged to Ambac Assurance under derivative agreements—Ambac Assurance may re-hypothecate securities it holds from certain derivative counterparties to other derivative counterparties in accordance with its rights and obligations under those agreements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The following table presents (i) the sources of collateral either received from various counterparties where Ambac Assurance is permitted to sell or re-pledge or directly held in the investment portfolio, and (ii) how that collateral was pledged to foreign insurers at December 31, 2007 and 2006:

	Fair value of cash and underlying securities	Fair value of cash and securities pledged to derivative counterparties	Fair value of cash and securities pledged to non-U.S. domiciled Insurers	Fair value of securities sold under agreements to repurchase
2007:
Sources of Collateral:
Securities purchased under agreements to resell	$120,723	—	—	—

Cash and securities pledged directly from the investment portfolio	126,294	—	16,986	109,308

Cash and securities pledged from its derivative counterparties	115,984	19,232	—	—

2006:
Sources of Collateral:
Securities purchased under agreements to resell	$146,713	—	—	$—

Cash and securities pledged directly from the investment portfolio	15,194	—	15,194	—

Cash and securities pledged from its derivative counterparties	189,292	15,720	—	46,795

5	REINSURANCE

The effect of reinsurance on premiums written and earned was as follows:

	Year Ended December 31,
	2007		2006		2005
	Written	Earned	Written	Earned	Written	Earned
Direct	$1,019,124	$928,776	$972,064	$881,681	$1,048,018	$878,109
Assumed	22,871	31,665	36,297	34,279	52,447	36,478
Ceded	(277,532)	(104,002)	(103,446)	(91,381)	(99,673)	(93,620)

Net premiums	$764,463	$856,439	$904,915	$824,579	$1,000,792	$820,967

Ceded Reinsurance:

Ceded premiums are considered prepaid reinsurance premiums and are amortized into income in proportion to the protection received. The reinsurance of risk does not relieve Ambac Assurance of its original liability to its policyholders. In the event that any of Ambac Assurance’s reinsurers are unable to meet their obligations under reinsurance contracts, Ambac Assurance would nonetheless, be liable to its policyholders in the full amount of its policy.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

To minimize exposure to significant losses from reinsurers, Ambac Assurance (i) monitors the financial condition of its reinsurers; (ii) is entitled to receive collateral from its reinsurance counterparties in certain reinsurance contracts; and (iii) has certain cancellation rights that can be exercised by Ambac Assurance in the event of a rating downgrade of a reinsurer. Ambac Assurance continually evaluates collectibility of its reinsurance recoverable and establishes an allowance for uncollectible reinsurance when uncollectibility is probable and the amount can be reasonably estimated. For the years ended December 31, 2007, 2006 and 2005, reinsurance recoveries, which reduced loss and loss expenses incurred, amounted to $9,940, $3,904 and $22,936, respectively. Reinsurance recoverables (payables) on paid losses and loss expenses as of December 31, 2007, 2006 and 2005 were $775, ($1,051) and $263, respectively.

As of December 31, 2007, the aggregate amount of insured par ceded by Ambac Assurance to reinsurers under reinsurance agreements was $88,050. The following table represents the percentage ceded to reinsurers and reinsurance recoverable at December 31, 2007 and its rating levels as of February 26, 2008:

Reinsurers	Standard & Poor’s rating	Credit watch	Moody’s rating	Credit watch	Percentage of total par ceded	Net unsecured reinsurance recoverable (in thousands) (3)
Assured Guaranty Re Ltd.	AA	Stable	Aa2	Stable	39.25%	—
Radian Asset Assurance Inc.	AA	Stable	Aa3	Stable	15.28%	48
RAM Reinsurance Company Ltd.	AAA	CWN	Aa3	Rating under review	10.39%	—
Swiss Reinsurance Co.	AA-	Stable	Aa2	Stable	9.22%	—
BluePoint Re Ltd	AA	CWN	Aa3	Rating under review	6.57%	1,582
Assured Guaranty Corporation	AAA	Stable	Aaa	Stable	5.39%	—
Sompo Japan Insurance Inc.	AA-	Stable	Aa3	Stable	5.29%	—
MBIA Insurance Corporation	AAA	Negative outlook	Aaa	Negative outlook	4.44%	—
Financial Security Assurance Inc.	AAA	Stable	Aaa	Stable	1.81%	—
XL Financial Assurance (1)	A-	CWN	A3	Rating under review	1.06%	—
Other (2)					1.31%	4,193

Total					100.00%	5,823

(1)	Reinsurer was downgraded in 2008 by S&P and Moody’s. According to the terms of the reinsurance agreement, Ambac Assurance has certain cancellation rights that can be exercised.
(2)	Included in “Other” are reinsurers with less than 1% of total par ceded. The aggregate of these reinsurers represent a weighted-average rating of A+. based on the lower of S&P and Moody’s.
(3)	Represents ceded case loss and loss expense reserves and reinsurance recoverables on ceded paid losses and loss expenses, less ceded premium payables due to reinsurers, letters of credit, and collateral posted for the benefit of the Company.

CWN – credit watch negative

Ambac Assurance’s reinsurance assets, including prepaid reinsurance and reinsurance recoverables on losses amounted to $500,890 at December 31, 2007. This credit exposure existed at December 31, 2007 with respect to reinsurance recoverables to the extent that any reinsurer may not be able to reimburse Ambac Assurance under the terms of these reinsurance arrangements. Ambac Assurance requires certain reinsurers to maintain bank letter of credits or establish trust accounts to cover liabilities ceded to such reinsurers under reinsurance contracts. The collateral can be drawn on for amounts that remain unpaid beyond specified time periods on an individual reinsurer basis. At December 31, 2007, approximately 72% of the reinsurance assets were collateralized. All of the balances with respect to the remaining reinsurers had financial strength ratings of AA or better as rated by Standard & Poor’s.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Assumed Reinsurance:

Under reciprocal reinsurance agreements with various financial guarantor competitors, Ambac Assurance has assumed exposures. Ambac and MBIA have had such a reciprocal reinsurance agreement since 1995 when the two companies created an unincorporated international joint venture. In 2004, Ambac Assurance entered into reciprocal reinsurance agreements with FSA Guarantee for healthcare and international PFI transactions. Additionally, Ambac Assurance’s portfolio has assumed transactions that it obtained in connection with its purchase of Connie Lee in 1998. Under the provisions of each of these reinsurance agreements, the ceding company has certain cancellation rights that can be exercised in the event of a rating downgrade of Ambac Assurance (typically below AAA by S&P and/or Aaa by Moody’s). As noted above, rating agencies give significantly lower capital credit for a reinsurer that is rated double-A than triple-A. For example, under Standard & Poor’s current guidelines for assigning credit to reinsurance, if Ambac Assurance’s rating were downgraded from “AAA” to “AA,” there would be at least a 30% decrease in the benefits the ceding insurers receive based on Standard & Poor’s capital adequacy model. The cost of such termination is based on the provisions of each reinsurance contract and amounts would be higher than the amount of liabilities (loss reserves and unearned premium reserves) included in the financial statements. Certain contracts require an increase in ceding commission if termination is not elected by the primary insurer.

Ambac Assurance pledged cash and fixed income securities to non U.S insurers of $17,062, $15,331 and $13,556 at December 31, 2007, 2006 and 2005, respectively, related to business assumed from those insurers.

The following table displays assumed exposures by ceding enterprise as of December 31, 2007:

Primary insurers	Assumed Gross Par	Percentage of total gross par assumed	Unearned premiums	Loss reserves	Earned premiums
MBIA Insurance Corporation	$5,758,385	68%	$25,108	$—	$22,472
Radian Reinsurance Inc	1,081,344	13%	322	—	305
Financial Security Assurance Inc	1,259,071	15%	29,167	—	2,420
Other	391,839	4%	1,888	—	6,468

Total	$8,490,639	100%	$56,485	$—	$31,665

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

6	LOSSES AND LOSS EXPENSE RESERVE

As discussed in Note 2, Ambac Assurance’s liability for losses and loss expenses consists of case basis and active credit reserves. Following is a summary of the activity in the case basis credit and active credit reserve accounts and the components of the liability for loss and loss expense reserves:

	2007	2006	2005
Case basis credit loss and loss expense reserves:
Balance at January 1	$47,430	$106,532	$133,254
Less: reinsurance recoverables	4,972	3,468	16,499
Plus reinsurance recoverables	5	—	—

Net balance at January 1	42,463	103,064	116,755

Transfers (to) from active credit reserves:
Current year	69,870	34,660	31,274
Prior years	(4,489)	10,307	41,776

Total transfers from active credit reserves	65,381	44,967	73,050

Paid (net of recoveries) related to:
Current year	10,892	32,895	2,755
Prior years	(13,020)	72,673	83,986

Total paid	(2,128)	105,568	86,741

Net balance at December 31	109,972	42,463	103,064
Less impact on foreign exchange gains on loss reserves	(156)	5	—
Plus reinsurance recoverables	11,088	4,972	3,468

Balance at December 31	120,904	47,430	106,532

Active credit reserve:
Balance at January 1	172,644	197,607	120,801
Provision for losses	256,109	20,004	149,856
Transfers to case reserves	(65,381)	(44,967)	(73,050)

Balance at December 31	363,372	172,644	197,607

Total	$484,276	$220,074	$304,139

During 2007, 2006 and 2005, gross losses paid were $30,417, $126,183 and $119,070, respectively. During 2007, 2006 and 2005, other recoveries (under subrogation rights) of losses were $27,875, $16,711 and $9,394, respectively.

The provision for losses and loss expenses represents the expense recorded to bring the total reserve (active credit and case basis credit) to a level determined by management to be adequate for losses inherent in the non-derivative financial guarantee insurance portfolio as of the reporting date. The provision for losses of $256,109 is the amount recorded as loss and loss expenses in the Consolidated Statements of Operations. The 2007 loss and loss expenses were primarily driven by provisions for losses for deteriorating mortgage-backed securities, offset by a net reduction in provisions for public finance and transportation credits including $40,954 for Hurricane Katrina related credits. Ambac did not pay any Katrina related claims during 2007. Provisions are recognized through the active credit reserve based on the ongoing analysis of the portfolio as discussed in Note 2. Upon default of the underlying credit, the reserve is transferred from active credit reserves to case basis credit reserves. Additional provisions for losses upon further credit deterioration of a defaulted exposure are initially recorded in active credit reserve and subsequently transferred to case basis credit reserve.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

An international public finance transportation credit was favorably settled in 2007, including recoveries received from claims paid during 2006. Continued deterioration in a previously impaired public finance infrastructure issue was experienced in 2006, offset by favorable development resulting from the final settlement of several credits (including the health care institution discussed below). A domestic health care institution, which defaulted in a year prior to 2005, continued to experience significant financial stress in 2005.

Loss estimates for mortgage-backed securities are significantly impacted by underlying borrow default rates and severity of declines in housing prices in the U.S., among other factors. Ambac Assurance’s accounting policy regarding loss reserves has been identified as a “critical accounting policy and estimate” due to the valuation’s significance to the financial statements since it requires management to make numerous complex and subjective judgments relating to amounts which are inherently uncertain The provision for loss and loss expenses for the year ending December 31, 2007 includes a reduction for $880 related to first lien subprime mortgage credits. No losses and loss expenses were paid during 2007 and loss reserves related to first lien subprime mortgage credit were $10,037 at December 31, 2007.

7	INCOME TAXES

The total effect of income taxes on income and stockholder’s equity for the years ended December 31, 2007 and 2006 was as follows:

	2007	2006
Total income taxes (credited) charged to income	$(1,855,751)	$335,697

Income taxes charged (credited) to stockholder’s equity:
Unrealized gains (losses) on investment securities	11,577	(1,490)
Exercise of stock options	(8,424)	(12,949)
Foreign currency translation gain	457	3,410

Total (credited) to stockholder’s equity	(3,610)	(11,029)

Total effect of income taxes	$(1,852,141)	$324,668

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The tax provisions in the accompanying Consolidated Statements of Operations reflect effective tax rates differing from prevailing Federal corporate income tax rates. The following is a reconciliation of these differences:

	2007	%	2006	%	2005	%
Tax on income from continuing operations at statutory rate	$(1,756,376)	35.0%	$427,558	35.0%	$358,070	35.0%
Reductions in expected tax resulting from:
Tax-exempt interest	(102,344)	2.0	(94,045)	(7.7)	(84,760)	(8.3)
Addition to (release of) tax reserves	2,700	(0.0)	2,230	0.2	(9,000)	(0.9)
Other, net	269	(0.0)	(46)	(0.0)	629	0.1

Income tax expense	$(1,855,751)	37.0%	$335,697	27.5%	$264,939	25.9%

The addition to tax reserves in 2007 and 2006 relates to the accrual of interest on existing tax reserves. The release of tax reserves in 2005 relates to the expiration of the statute of limitations of an earlier tax year.

The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 2007 and 2006 are presented below:

	2007	2006
Deferred tax liabilities:
Contingency reserve	$406,957	$366,957
Unrealized gains on bonds	79,171	67,593
Deferred acquisition costs	90,386	91,840
Unearned premiums and credit fees	102,595	139,339
Other	15,139	12,902

Total deferred tax liabilities	694,248	678,631

Deferred tax assets:
Unrealized losses on credit derivatives	2,077,229	—
Tax and loss bonds	371,371	331,371
Loss reserves	169,750	98,852
Compensation	42,753	37,989
Other	5,713	7,778

Sub-total deferred tax assets	2,666,816	475,990
Valuation allowance	—	—

Total deferred tax assets	2,666,816	475,990

Net deferred tax asset (liabilities)	$1,972,568.	$(202,641)

Ambac believes that no valuation allowance is necessary in connection with the deferred tax asset. It is more likely than not that future tax deductions from credit derivatives will be characterized as ordinary losses. Accordingly, it is more likely than not that the amortization of the unearned premium reserve, collection of future installment premiums on contracts already written and income from the investment portfolio will generate sufficient taxable income to realize the deferred tax asset.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

On January 1, 2007, Ambac Assurance adopted the provisions of FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes”, an interpretation of SFAS 109, which provides a framework to determine the appropriate level of tax reserves for uncertain tax positions. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, measurement classification, interest and penalties, accounting in interim periods, disclosure and transition. Ambac Assurance’s liability for unrecognized tax benefits was not impacted as a result of the adoption of FIN 48.

A reconciliation of the beginning and ending amount of the liability for unrecognized tax benefits is as follows:

Balance at January 1, 2007	$53,400

Increases related to prior year tax positions	2,700
Decreases related to prior year tax positions	—
Increases related to current year tax positions	28,000
Settlements	—
Lapse of statute	—

Balance at December 31, 2007	$84,100

Included in these balances at December 31, 2007 and 2006 are $32,300 and $29,600, respectively, of unrecognized tax benefits that, if recognized, would affect the effective tax rate. Over the next 12 months, Ambac Assurance estimates it may decrease federal tax reserves related to the unrecognized tax benefits by approximately $10,500 for issues that may no longer warrant a tax reserve after an expected settlement for the years 2001 through 2004.

Ambac Assurance accrues interest and penalties related to unrecognized tax benefits in the provision for income taxes. During 2007 and 2006 Ambac Assurance recognized interest of approximately $2,700, and $2,200, respectively. Ambac Assurance had approximately $4,900 and $2,200 for the payment of interest accrued at December 31, 2007 and 2006, respectively.

Ambac Financial Group files a consolidated Federal income tax return with its subsidiaries. Ambac Financial Group and its subsidiaries also file separate or combined income tax returns in various states, local and foreign jurisdictions.

The following are the major jurisdictions in which Ambac Assurance and its affiliates operate and the earliest tax years subject to examination:

Jurisdiction	Tax Year
United States	2001
New York State	2005
New York City	2000
United Kingdom	2005

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

8	SPECIAL PURPOSE ENTITIES AND VARIABLE INTEREST ENTITIES

Ambac Financial Group has involvement with special purpose entities, including VIEs in the following ways. First, Ambac Assurance is a provider of financial guarantee insurance for various debt obligations issued by various entities, including VIEs. Second, Ambac Financial Group has sponsored two special purpose entities that issue MTNs to fund the purchase of certain financial assets. As discussed in detail below, these Ambac Financial Group-sponsored special purpose entities are considered QSPEs. Lastly, Ambac Assurance is an investor in asset-backed securities issued by VIEs, and, in one transaction, has a beneficial interest in a VIE that purchases fixed rate municipal bonds with proceeds from the issuance of floating rate short term beneficial interests as discussed in detail below.

Financial Guarantees:

Ambac Assurance provides financial guarantees in respect of assets held or debt obligations of special purpose entities, including VIEs. Ambac Assurance’s primary variable interest exists through this financial guarantee insurance or credit derivative contract. The transaction structure provides certain financial protection to Ambac Assurance. This financial protection can take several forms; however, the most common are over-collateralization, first loss and excess spread. In the case of over-collateralization, (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by Ambac Assurance), the structure allows the transaction to experience defaults among the securitized assets before a default is experienced on the structured finance obligations that have been guaranteed by Ambac Assurance. In the case of first loss, the financial guarantee insurance policy only covers a senior layer of losses on assets held or debt issued by special purpose entities, including VIEs. The first loss with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the securitized assets contributed to special purpose entities, including VIEs, generate interest cash flows that are in excess of the interest payments on the related debt; such excess cash flow is applied to redeem debt, thus creating over-collateralization. Ambac’s maximum exposure under these financial guarantee insurance and credit derivative contracts as of December 31, 2007 and December 31, 2006 are included in Note 12 “Guarantees in Force”, primarily related to the structured and international finance market sectors.

As of December 31, 2007, Ambac Assurance is the primary beneficiary and therefore consolidated a VIE under one transaction as a result of providing a financial guaranty. The VIE is a bankruptcy remote special purpose financing entity created by the issuer of debt securities to facilitate the sale of notes guaranteed by Ambac Assurance. Ambac is not primarily liable for the debt obligations of the VIE. Ambac Assurance would only be required to make payments on these debt obligations in the event that the issuer defaults on any principal or interest due. Additionally, Ambac Assurance’s creditors do not have rights with regard to the assets of the VIE.

Proceeds from the note issuance of the VIE were used to extend loans to universities in the United Kingdom. The financial reports of this VIE are prepared by an outside trustee and are not available within the time constraints Ambac Assurance requires to ensure the financial accuracy of the operating results. As such, the financial results of the VIE are consolidated on a one quarter lag. Total long-term debt outstanding under this note issuance was $280,651 with a maturity date of December 7, 2047 and a fixed rate of interest of 5.32% at December 31, 2007. Ambac Assurance is subject to potential consolidation of an additional $757,046 of assets and liabilities in connection with future utilization of the VIE.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The following table provides supplemental information about the combined assets and liabilities associated with the VIE discussed above. The assets and liabilities of the VIE are consolidated into the respective Balance Sheet captions.

	At December 31, 2007	At December 31, 2006
Assets:
Cash	$1,354	$—
Investment income due and accrued	5,431	—
Loans	265,748	—
Other assets	13,049	—

Total assets	$285,582	—

Liabilities:
Accrued interest payable	$4,756	$—
Long-term debt	280,651	—
Other liabilities	175	—

Total liabilities	285,582	—

Stockholders’ equity:	—	—

Total liabilities and stockholders’ equity	$285,582	$—

Qualified Special Purpose Entities:

Ambac Financial Group has transferred financial assets to two special purpose entities. The business purpose of these entities is to provide certain financial guarantee clients with funding for their debt obligations. These entities meet the characteristics of QSPEs in accordance with SFAS 140. QSPEs are not subject to the requirements of FIN 46(R) and accordingly are not consolidated in Ambac Financial Group’s or Ambac Assurance’s financial statements. The QSPEs are legal entities that are demonstrably distinct from Ambac Financial Group. Ambac Financial Group, its affiliates or its agents cannot unilaterally dissolve the QSPEs. The QSPEs permitted activities are limited to those outlined below.

As of December 31, 2007, there have been 15 individual transactions processed through the QSPEs of which 10 are outstanding. In each case, Ambac Financial Group sold fixed income debt obligations to the QSPEs. These transactions are true sales based upon the bankruptcy remote nature of the QSPE and the absence of any agreement or obligation for Ambac to repurchase or redeem assets of the QSPE. Additionally, Ambac Financial Group’s creditors do not have any rights with regards to the assets of the QSPEs. The purchase by the QSPE is financed through the issuance of MTNs, which are collateralized by the purchased assets. Derivative contracts (interest rate and currency swaps) may be used for hedging purposes only. Derivative hedges are established at the time MTNs are issued to purchase financial assets. The activities of the QSPEs are contractually limited to purchasing assets from Ambac Financial Group, issuing MTNs to fund such purchase, executing derivative hedges and obtaining financial guarantee policies with respect to indebtedness incurred. Ambac Assurance may issue a financial guarantee insurance policy on the assets sold, the MTNs issued and/or the related derivative contracts. As of December 31, 2007, Ambac Assurance had financial guarantee insurance policies issued for all assets, MTNs and derivative contracts owned and outstanding by the QSPEs.

Ambac Assurance’s exposures under these financial guarantee insurance policies as of December 31, 2007 and December 31, 2006 are included in the disclosure in Note 12 “Guarantees in

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Force”. Pursuant to the terms of Ambac Assurance’s insurance policy, insurance premiums are paid to Ambac Assurance by the QSPEs and are earned in a manner consistent with other insurance policies, over the risk period. Any losses incurred would be included in Ambac Assurance’s Consolidated Statements of Operations. Under the terms of an Administrative Agency Agreement, Ambac Financial Group provides certain administrative duties, primarily collecting amounts due on the obligations and making interest payments on the MTNs.

Assets sold to the QSPEs during 2007, 2006 and 2005 were $0, $450,000 and $0 respectively. No gains or losses were recognized on the sale. As of December 31, 2007, the estimated fair value of financial assets, MTN liabilities and derivative hedge liabilities of the QSPEs was $1,985,295, $1,968,714 and $53,449, respectively. When market quotes are not available, fair values are based on internal valuation models, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Ambac Assurance received gross premiums for issuing financial guarantee policies on the assets, MTNs and derivative contracts of $6,213, $5,022 and $5,713 for the years ended December 31, 2007, 2006 and 2005, respectively. Ambac Financial Group also received fees for providing other services amounting to $245, $328 and $321 for 2007, 2006 and 2005, respectively.

The following table shows the asset categories, weighted-average rating and weighted-average life of the financial assets in the QSPEs at December 31, 2007:

	Estimated Fair Value	Weighted Average Rating	Weighted Average Life
Asset-backed securities	$1,230,134
Utility obligations	755,161

Total	$1,985,295	A-	6	(1)

(1)	The MTN liabilities have the same weighted-average life as the financial assets.

VIE Beneficial Interest:

Ambac Assurance owns a beneficial interest in a special purpose entity that meets the definition of a VIE. This entity has issued floating rate beneficial interests to investors and invested the proceeds in fixed rate municipal debt securities. These beneficial interests are directly secured by the related municipal debt securities. Ambac Assurance is the primary beneficiary of this entity as a result of its beneficial interest. The fixed rate municipal debt securities, which are reported as Investments in fixed income securities, at fair value on the Consolidated Balance Sheets, were $256,546 and $258,976 as of December 31, 2007 and 2006, respectively. The beneficial interests issued to third parties, reported as Obligations under investment and payment agreements on the Consolidated Balance Sheets, were $250,806 and $248,415 as of December 31, 2007 and 2006, respectively. Under the terms of these beneficial interests, the investors have the contractual right to redeem their investment at any time, with five business days notice. As of December 31, 2007 and 2006, the interest rates on these beneficial interests ranged from 3.19% to 4.06% and from 2.95% to 4.01%, respectively.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

9	RETIREMENT PLANS

Pensions and Postretirement Health Care and Other Benefits:

During 2006, the Compensation Committee of the Board of Directors of Ambac Financial Group approved an amendment to the Pension Plan that terminated the Plan effective December 31, 2006. Benefits under the Plan ceased to accrue as of December 31, 2006. Benefits were paid under the Plan in 2007 and the remaining plan assets will be transferred to a trust and be used to fund other eligible retirement benefits. The remaining plan assets as of December 31, 2007 are disclosed as part of Short-term Investments in the Consolidated Balance Sheets.

Pension expense recorded by Ambac Assurance amounted to $3,014, $1,748 and $1,319 in 2007, 2006 and 2005, respectively.

Ambac Financial Group provides postretirement and postemployment benefits, including health and life benefits covering substantially all employees who meet certain age and service requirements. Effective August 1, 2005, new employees were not eligible for postretirement benefits. All plans are contributory. None of the plans are currently funded. Postretirement and postemployment benefits expense recorded by Ambac Assurance was $1,131, $1,060 and $894 in 2007, 2006 and 2005, respectively.

Savings Incentive Plan:

Substantially all employees of Ambac Financial Group are covered by a defined contribution plan (the “Savings Incentive Plan”). Ambac Financial Group makes an employer matching contribution of 100% of the employees contributions up to 6% of such participants’ base compensation, subject to limits set by the Internal Revenue Code. Effective January 1, 2007, the Compensation Committee of the Board of Directors approved an increase to the matching contribution from 50% to 100% of the employees contribution up to 6%. Ambac Financial Group may also make a Basic Profit Sharing contribution of 3% of base compensation and a Supplemental Profit Sharing contribution of an additional 3% of base compensation to eligible employees. The total cost of the Savings Incentive Plan to Ambac Assurance was $4,493, $3,588 and $3,204 in 2007, 2006 and 2005, respectively.

10	STOCK COMPENSATION

Stock Options:

Stock options awarded to eligible employees are exercisable and expire as specified at the time of grant. Such options are awarded based on the closing fair market value of the Common Stock as traded on the New York Stock Exchange on the grant date and have a term of seven years from the date of the grant. All employee stock option agreements provide that vesting is accelerated in certain circumstances, such as upon retirement, permanent disability or death. Total stock option expense for Ambac Assurance amounted to $15,004, $14,667 and $9,621 in 2007, 2006 and 2005, respectively. The net income effect from stock options for 2006, 2005 and 2004 were $6,843, $5,463 and $3,463, respectively.

RSUs:

RSUs are granted to all eligible employees based upon the performance of Ambac Financial Group, the performance of the employee’s department and the performance of the employee. Officers at

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

the level of Managing Director and above, can, in lieu of the first twenty-five percent of their cash bonus, receive RSUs. These RSUs are granted at a twenty-five percent discount to the fair market value of Ambac Financial Group common stock on the date of grant. These employees can elect to defer more than twenty-five percent of their cash bonus in the form of RSUs, however, the aforementioned discount does not apply. RSUs do not have a vesting period in excess of four years. Typically, RSU agreements provide that vesting is accelerated in certain circumstances, such as retirement, permanent disability or death. The cost of the program for Ambac Assurance for the years ended December 31, 2007, 2006 and 2005 amounted to $16,656, $20,866 and $17,533, respectively. The net income effect from RSUs for 2007, 2006 and 2005 were $8,587, $8,632 and $7,097, respectively.

11	COMMITMENTS AND CONTINGENCIES

Ambac Assurance is responsible for leases on the rental of office space. The lease agreements, which expire through September 2019, contain provisions for scheduled periodic rent increases and are accounted for as operating leases. An estimate of future minimum net lease payments in each of the next five years ending December 31, and the periods thereafter, is as follows:

Amount
2008	$9,819
2009	9,892
2010	10,316
2011	10,193
2012	10,218
All later years	63,710

$114,148

Rent expense for the aforementioned leases amounted to $9,890, $9,966 and $10,018 for the years ended December 31, 2007, 2006 and 2005, respectively.

A subsidiary of Ambac Financial Group provides a $360,000 liquidity facility to a reinsurance company which acts as reinsurer with respect to a portfolio of life insurance policies. The liquidity facility, which is guaranteed by Ambac Assurance, provides temporary funding in the event that the reinsurance company’s capital is insufficient to make payments under the reinsurance agreement. The reinsurance company is required to repay all amounts drawn under the liquidity facility. No amounts have been drawn under this facility at December 31, 2006.

Ambac has also received various regulatory inquiries and requests for information. These include a subpoena duces tecum and interrogatories from the Securities Division of the Office of the Secretary of the Commonwealth of Massachusetts, dated January 18, 2008, that seeks certain information and documents concerning “Massachusetts Public Issuer Bonds.”

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

12	GUARANTEES IN FORCE

The par amount of financial guarantees outstanding, for non-affiliates, were $612,075,000 and $567,578,000 at December 31, 2007 and 2006, respectively. The par amount of financial guarantees outstanding, for non-affiliates, net of reinsurance, were $524,025,000 and $519,043,000 at December 31, 2007 and 2006, respectively. As of December 31, 2007 and 2006, the guarantee portfolio was diversified by type of guaranteed bond as shown in the following table:

	Net Par Amount Outstanding (1)
(Dollars in Millions)	2007	2006
Public Finance:
Lease and tax-backed revenue	$88,147	$89,042
General obligation	63,977	62,834
Utility revenue	37,976	38,313
Health care revenue	27,161	27,849
Transportation revenue	25,466	24,979
Higher education	20,685	22,068
Housing revenue	11,531	10,996
Other	6,010	6,181

Total Public Finance	280,953	282,262

Structured Finance (2):
Mortgage-backed and home equity	43,078	46,239
Asset-backed and conduits	36,407	34,815
CDO of ABS >25% MBS	29,127	20,145
Other CDOs	22,174	20,423
Student loan	18,372	18,404
Investor-owned utilities	17,055	17,345
Other	4,485	5,212

Total Structured Finance	170,698	162,583

International Finance:
Asset-backed and conduits	19,290	17,863
Other CDOs	15,572	19,978
Investor-owned and public utilities	10,384	10,531
Mortgage-backed and home equity	10,106	11,951
Transportation	7,784	6,303
Sovereign/sub-sovereign	7,347	6,344
Other	1,891	1,228

Total International Finance	72,374	74,198

	$524,025	$519,043

(1)	Included in the above exposures are credit derivatives. Total credit derivative net par outstanding amounted to $64,988 and $55,460 at December 31, 2007 and 2006, respectively.
(2)	Ambac has issued a $2,934 billion commitment to provide a financial guarantee on a pool of CDO of asset-backed securities, mostly RMBS, which is not included in these figures.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

Structured Finance includes exposure to sub-prime mortgage-backed securities. Ambac Assurance has exposure to the U.S. subprime mortgage market through direct guarantees, CDOs and, to a lesser extent, guarantees of bank sponsored multi seller conduits that contain residential mortgage-backed securities in their collateral pool. Sub-prime loans involve elevated credit risk and uncertainty.

As of December 31, 2007 and 2006, the International Finance guarantee portfolio is shown in the following table by location of risk:

	Net Par Amount Outstanding
(Dollars in Millions)	2007	2006
United Kingdom	$27,207	$27,253
Australia	6,400	6,126
Germany	6,157	5,852
Italy	3,017	2,167
Japan	2,753	4,391
Internationally diversified	16,550	19,180
Other international	10,290	9,229

Total International Finance	$72,374	$74,198

Internationally diversified obligations represent pools of geographically diversified exposures which includes significant components of domestic exposure.

Gross financial guarantees in force (principal and interest) was $995,032,000 and $887,448,000 at December 31, 2007 and 2006, respectively. Net financial guarantees in force (after giving effect to reinsurance) was $833,303,000 and $802,694,000 as of December 31, 2007 and 2006, respectively.

In the United States, California and New York were the states with the highest aggregate net par amounts in force, accounting for 10.2% and 6.1% of the total at December 31, 2007. No other state accounted for more than five percent. The highest single insured risk represented 0.6% of the aggregate net par amount guaranteed.

In connection with its financial guarantee business, Ambac Assurance has outstanding commitments to provide guarantees of $22,777,000 at December 31, 2007. These commitments relate to potential future debt issuances or increases in funding levels for existing insurance or credit derivative transactions. Commitments relating to future debt issuances generally have fixed termination dates and are contingent on the satisfaction of all conditions set forth in the contract. Since these commitments may expire unused or be reduced or cancelled at the counterparty’s request, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Included in the above commitments is an outstanding commitment to provide a financial guarantee on a static pool consisting primarily of High-Grade and Mezzanine CDO of ABS securities, comprising primarily underlying sub-prime and mid-prime residential mortgage backed securitizations. The commitment was structured such that Ambac Assurance would issue an insurance policy on securities remaining in the pool after a first loss coverage amount was depleted. The initial pool size was approximately $4,000,000 with 25% of first loss coverage. The first loss coverage amortizes on a pro rata basis as the underlying investment securities amortize. The pro rata amortization of the first loss coverage stops when it reaches $750,000; this amount remains available to absorb future losses. As of December 31, 2007, the gross investment pool balance is $3,910,000 and $978,000 of first loss remains available. Ambac Assurance’s approximate net exposure under this commitment as of December 31, 2007 is $2,930,000.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

13	FAIR VALUES OF FINANCIAL INSTRUMENTS

The following fair value amounts were determined by using independent market quotes received from a nationally recognized pricing service or dealer quotes. For those instruments where market quotes were not available, fair values were estimated based upon internal valuation models. Key inputs to the valuation models included market-driven inputs and when applicable, require contractual terms, credit spreads, and yield curves and credit rating characteristics that closely match those characteristics of the specific instruments being valued. Accordingly, the estimates presented are not necessarily indicative of the amount Ambac Assurance could realize in a current market exchange.

Fair value of all financial instruments:

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Investments (including short-term): The fair values of fixed income investments are based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes. When market quotes are not available, fair values are estimated based upon internal valuation models. Certain short-term investments, such as money market funds, are carried at amortized cost which approximates fair value.

Cash: The fair values of cash approximates amortized cost.

Other investments: The fair value of other investments, primarily mutual funds, are based on quoted market prices received from a nationally recognized pricing service.

Securities purchased under agreements to resell: The fair value of securities purchased under agreements to resell approximates carrying value.

Investment income due and accrued: The fair value of investment income due and accrued approximates carrying value.

Loans: The fair value of loans approximates carrying value.

Derivative contracts: The fair values of interest rate swaps, currency swaps, total return swaps and credit derivative transactions are determined by market quotes or valuation models when market quotes are not available.

Obligations under payment agreements: The fair value of payment agreements approximates carrying value.

Liability for net financial guarantees written: The fair value of the liability for financial guarantees written is based on the estimated cost to reinsure those exposures at current market rates, which amount consists of the current unearned premium reserve less prepaid reinsurance

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

plus the present value of estimated future installment premiums, less an estimated ceding commission thereon. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios. Future installment premiums are discounted at 5.2% and 5.4 % at December 31, 2007 and 2006, respectively.

The carrying amount and estimated fair value of all financial instruments are presented below:

	As of December 31,
	2007		2006
(Dollars in Millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Fixed income securities	$10,473	$10,473	$9,878	$9,878
Short-term investments	340	340	232	232
Other investments	13	13	13	13
Cash	121	121	24	24
Securities purchased under agreements to resell	—	—	95	95
Investment income due and accrued	146	146	132	132
Derivative assets	990	990	1,019	1,019
Loans	277	277	11	11

Financial liabilities:
Obligations under payments agreements	248	248	248	248
Derivative liabilities	6,938	6,938	920	920
Liability for net financial guarantees written	2,611	4,022	2,733	3,647

Credit derivative supplementary disclosure:

SFAS 157 will be adopted by Ambac on January 1, 2008. A significant portion of the exposure underlying Ambac Assurance’s credit derivative transactions consists of residential mortgage-backed securities, with exposure to subprime mortgages. Because the residential mortgage market is experiencing severe financial distress, Ambac Assurance has chosen to provide certain supplementary information related to its credit derivatives in conformity with the disclosure requirements of SFAS 157 at December 31, 2007.

SFAS 157 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Ambac Assurance’s market assumptions. In accordance with SFAS 157, these two types of inputs have created the following fair value hierarchy:

• Level 1	–	Quoted prices for identical instruments in active markets.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

• Level 2	–	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.
• Level 3	–	Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. This hierarchy requires the use of observable market data when available.

Ambac Assurance’s credit derivatives consist primarily of financial guarantees written as credit default swaps (CDS) on collateralized debt obligations (CDOs). Ambac Assurance’s accounting policy regarding credit derivative valuations has been identified as a “critical accounting policy and estimate” due to the valuation’s significance to the financial statements since it requires management to make numerous complex and subjective judgments relating to amounts which are inherently uncertain. These credit derivatives are valued using proprietary models because such instruments are unique, contain complex or heavily modified and negotiated terms, and pricing information is not readily available in the market. Valuation models and the related assumptions are continuously re-evaluated by management and enhanced, as appropriate, based on improvements in modeling techniques. Due to the significance of unobservable inputs required in valuing the financial guarantee CDS contracts, they are considered to be Level 3 under the FAS 157 fair value hierarchy. Certain other CDS transactions are valued based directly on quoted market prices or other observable inputs. Ambac Assurance considers these CDS transactions to be Level 2 under the FAS 157 fair value hierarchy.

Fair value of Ambac Assurance’s financial guarantee CDS transactions represents the net present value of the difference between the fees Ambac Assurance originally charged for the credit protection and our estimate of the fees that a comparable financial guarantor may charge for the same protection at the balance sheet date. Key variables used in our valuation of credit derivatives on collateralized debt obligations include the balance of unpaid notional, expected term, fair values of the underlying reference obligations, reference obligation Ambac Assurance credit ratings, assumptions about current financial guarantee CDS fee levels relative to reference obligation spreads and other factors. With the exception of unpaid notional, these variables generally are not readily observable in the market. Notional balances, expected remaining term and reference obligation credit ratings are monitored and determined by Ambac’s surveillance group. Fair values of the underlying reference obligations are obtained from broker quotes when available, or are derived from other market indications such as new issuance spreads and quoted values for similar transactions. Ambac Assurance’s CDS fair value calculations are adjusted for increases in expected loss of reference obligations and observable changes in financial guarantee market pricing. Absent changes in expected loss of reference obligations or financial guarantee CDS market pricing, the financial guarantee CDS fee used for a particular contract in Ambac Assurance’s fair value calculations represents a consistent percentage, period to period, of the spread (over Libor) determinable from the reference obligation value at the balance sheet date.

When reference obligations experience credit deterioration, there is an increase in the probability of default on the obligation and therefore an increase in expected loss. Ambac Assurance reflects the effects of changes in expected loss on the fair value of its financial guarantee CDS contracts by increasing the percentage of the reference obligation spread which would be captured as a CDS fee at the valuation date, resulting in a higher mark-to-market loss on our CDS relative to any price decline on the reference obligation. The factors used to increase the percentage of reference obligation spread captured in the CDS fee are based on rating agency probability of default percentages determined by management

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

to be appropriate for the underlying asset class. In addition, when there are sufficient numbers of new transactions to indicate a general change in market pricing trends for CDS on a given asset class, management will adjust its assumptions about the percentage of reference obligation spreads captured as CDS fees to match the current market.

The expected term, fair value and credit rating of the underlying reference obligations, as well as the level of fees required in the financial guarantee market to write the comparable financial guarantee CDS at the balance sheet date are significant assumptions that, if changed, could result in materially different fair values.

The following table sets forth Ambac Assurance’s credit derivative contracts by level within the fair value hierarchy at December 31, 2007. Credit derivatives are included within derivative assets and derivative liabilities in the consolidated balance sheets.

	Level 1	Level 2	Level 3	Total
Credit derivative assets	$—	$—	$175	$175
Credit derivative liabilities	$—	$14,784	$5,980,853	$5,995,637

Credit derivatives are included within derivative assets and derivative liabilities in the consolidated balance sheets. These contracts are classified as Level 3 in the FAS 157 fair value hierarchy since there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for credit derivatives typically also rely on a number of inputs that are readily observable either directly or indirectly. Thus, the gains and losses presented below include changes in the fair value related to both observable and unobservable inputs. The following table presents the changes in the net credit derivative asset (liability) balance for the year ended December 31, 2007:

Level 3 Credit derivatives accounted for at fair value Year ended December 31, 2007
Balance, beginning of year	$8,929
Total gains/(losses)(realized and unrealized)
Included in earnings	(5,916,440)
Purchases, issuances and settlements	(73,167)
Transfers in and/or out of level 3	—

Balance, end of period	$(5,980,678)

	Other credit enhancement fees	Net mark to market (losses) gains on credit derivative contracts
Gains and losses (realized and unrealized) included in earnings for the period are reported as follows:
Total gains or losses included in earnings for the period	$73,167	$(5,989,607)
Change in unrealized gains or losses relating to the assets still held at the reporting date	—	(5,991,875)

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

14	INSURANCE REGULATORY

Ambac Assurance is subject to insurance regulatory requirements of the States of Wisconsin and New York, and the other jurisdictions in which it is licensed to conduct business.

Ambac Assurance’s ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin. Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of (a) 10% of policyholders’ surplus as of the preceding December 31 and (b) the greater of (i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year and (ii) the aggregate of statutory net income for three calendar years preceding the date of the dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years. Additionally, no quarterly dividend may exceed the dividend paid in the corresponding quarter of the preceding year by more than 15% without notifying the Wisconsin Insurance Commissioner 30 days in advance of payment. Based upon these restrictions, at December 31, 2007, the maximum amount that will be available during 2008, without regulatory approval for payment of dividends by Ambac Assurance is approximately $332,000. Ambac Assurance paid cash dividends of $190,200, $136,000 and $353,400 on its common stock in 2007, 2006 and 2005, respectively. The 2007 and 2005 amounts required regulatory approval since it exceeded the statutorily prescribed threshold.

Section 3.08 of the Wisconsin Administrative Code prohibits the Company from having total net liability in respect to any one issue of municipal bonds in excess of an amount representing 10% of its policyholders’ surplus. Total net liability, as defined by the Wisconsin Administrative Code, means the average annual amount due, net of reinsurance, for principal and interest on the insured amount of any one issue of municipal bonds.

Additionally, Section 3.08 of the Wisconsin Administrative Code prohibits the Company from having outstanding cumulative net liability, under inforce policies of municipal bond insurance in an amount which exceeds the sum of the Company’s: i.) capital and surplus, plus ii.) contingency reserves. Cumulative net liability, as defined by the Wisconsin Administrative Code, means one-third of one percent of the insured unpaid principal and insured unpaid interest covered by inforce policies of municipal bond insurance.

The New York Financial Guarantee Insurance Law establishes single risk limits applicable to obligations insured by Ambac Assurance. Such limits are specific to the type of insured obligation (for example, municipal or asset-backed). The limits compare the insured net par outstanding and average annual debt service, net of reinsurance and collateral, for a single risk to the insurer’s qualified statutory capital, which is defined as the sum of the insurer’s policyholders’ surplus and contingency reserves. As of December 31, 2007 and 2006, Ambac Assurance and its subsidiaries were in compliance with these regulatory requirements.

Ambac Assurance’s statutory financial statements are prepared on the basis of accounting practices prescribed or permitted by the Wisconsin Insurance Department. Wisconsin has adopted the National Association of Insurance Commissioners’ statutory accounting practices (“NAIC SAP”) as a component of its prescribed accounting practices. Wisconsin’s accounting practice for changes to the contingency reserve differ from those practices of NAIC SAP. Under NAIC SAP, contributions to and

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

releases from the contingency reserve are recorded via a direct charge or credit to surplus. Under the Wisconsin Administrative Code, contributions to and release from the contingency reserve are to be recorded through underwriting income. Ambac Assurance received permission of the Wisconsin Insurance Commissioner to record contributions to and releases from the contingency reserve in accordance with NAIC SAP. Statutory surplus is the same using each of these accounting practices. Statutory net income is higher than if Ambac Assurance had reported the net contributions in accordance with the Wisconsin Administrative Code by $379,087, $322,786 and $265,536 for 2007, 2006 and 2005, respectively.

Statutory capital and surplus was $3,316,143 and $3,696,876 at December 31, 2007 and 2006, respectively. Qualified statutory capital was $6,422,486 and 6,382,490 at December 31, 2007 and 2006, respectively. Statutory net income for Ambac Assurance was $53,964, $788,989 and $707,402 for 2007, 2006 and 2005, respectively. Statutory capital and surplus differs from stockholders’ equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs and deferred income taxes differently.

15	LINES OF CREDIT

On July 30, 2007, Ambac Financial Group and Ambac Assurance, as borrowers, extended its $400,000 five year unsecured, committed revolving credit facility (the “Credit Facility”) with a group of highly rated banks (the “Banks”) from July 28, 2011 to July 30, 2012. The Credit Facility provides for borrowings by Ambac Financial Group and Ambac Assurance on a revolving basis up to an aggregate of $400,000 at any one time outstanding, which maximum amount may, at Ambac Financial Group’s and Ambac Assurance’s request and subject to the terms and conditions of the facility, be increased up to $500,000.

On January 17, 2008, Ambac Financial Group and Ambac Assurance amended the Credit Facility effective December 31, 2007 (“Amendment No. 1”). Amendment No. 1 modified the definition of total capital and minimum net assets to exclude the after-tax impact of net mark to market gains (losses) on credit derivative contracts to the extent that such losses do not result from any impairment of the underlying credit derivate contracts. Amendment No. 1 also increased the level of minimum net assets and the percentage of future earnings and equity issuances Ambac Financial Group is required to retain under the net asset covenant described below.

Ambac Financial Group and/or Ambac Assurance may borrow under the Credit Facility for general corporate purposes, including the payment of claims. Subject to the terms and conditions thereof, Ambac Financial Group and/or Ambac Assurance may borrow under the Credit Facility until the final maturity date. Loans may be denominated in U. S. Dollars or certain other currencies at the option of Ambac Financial Group and/or Ambac Assurance. Ambac Financial Group and/or Ambac Assurance has the option of selecting either (i) a Base Rate, a fluctuating rate equal to the higher of Citibank’s base rate and the Federal Funds Rate plus 0.5%, plus the Applicable Margin (as defined in the Credit Facility) or (ii) a Eurocurrency Rate, a periodic fixed rate equal to LIBOR or EURIBOR plus the Applicable Margin. There are no outstanding loans under the Credit Facility. Neither Ambac Financial Group nor Ambac Assurance have previously incurred any borrowing under this or prior similar facilities.

The Credit Facility contains customary representations, warranties and covenants for this type of financing, including two financial covenants requiring Ambac Financial Group to: (i) maintain a debt-to-total capital ratio, excluding debt consolidated under FIN 46, the DISCs and credit link notes, of not more

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

than 30%, and (ii) maintain at all times net assets equal to or greater than $4,375,000. The stockholders’ equity financial covenant increases annually, in an amount equal to 25% of the prior fiscal year’s net income commencing with fiscal year 2008, 50% of the net proceeds of any 2008 equity issuances, and 25% of the net proceeds of any equity issuances thereafter. The Credit Facility also provides for certain events of default with corresponding grace periods, including failure to pay any principal or interest when due, failure to comply with covenants, any material representation or warranty made by Ambac Financial Group or Ambac Assurance proving to be false in any material respect, certain bankruptcy, insolvency or receivership events affecting Ambac Financial Group or Ambac Assurance, defaults relating to other indebtedness, imposition of certain judgments and a change in ownership of Ambac Financial Group and/or Ambac Assurance. Ambac Financial Group and Ambac Assurance are in full compliance with the terms and conditions of the Credit Facility.

Ambac Assurance has a series of perpetual put options on its own preferred stock. The counterparty to these put options are trusts established by a major investment bank. The trusts were created as a vehicle for providing capital support to Ambac Assurance by allowing it to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put option were exercised, Ambac Assurance would receive up to $800,000 in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose, including the payment of claims. The preferred stock would give investors the rights of an equity investor in Ambac Assurance. Such rights are subordinate to insurance claims, as well as to the general unsecured creditors of Ambac Assurance. Dividend payments on the preferred stock are cumulative, subject to certain limited exceptions, only if Ambac Assurance pays dividends on its common stock. Each trust is restricted to holding high-quality short-term commercial paper investments to ensure that it can meet its obligations under the put option. To fund these investments, each trust has issued its own auction market perpetual securities. The auction for these securities occurs every 28-days. Beginning in August 2007, a disruption in the auction market caused the auction for these securities to fail. As a result, existing investors were required to maintain their position in the securities and the distribution rate on such securities increased to the maximum rate (100 basis points over one month LIBOR). If downgraded below AAA/Aaa, the maximum rate increases to 200 bps over LIBOR. The impact of this failed auction on Ambac Assurance was an increase in the cost of the put option premium paid to the trusts. Each trust is rated AA/Aa2 by Standard & Poor’s and Moody’s, respectively. During 2007 and 2006, Ambac Assurance incurred fees related to these perpetual put options of $6,070 and $3,497, respectively. Put option fees are recorded in adjusted paid-in capital in the Consolidated Balance Sheets.

16	RELATED PARTY TRANSACTIONS

During 2007 and 2006, Ambac Assurance guaranteed the timely payment of principal and interest on obligations under investment agreements and investment repurchase agreements issued by its affiliates. As of December 31, 2007 and 2006, the principal amount of investment agreements and investment repurchase agreements insured was $7,889,344 and $7,558,072, respectively, including accrued interest. The guarantees are collateralized by investment securities, accrued interest receivable, securities purchased under agreements to resell, cash and cash equivalents and other financial assets, which as of December 31, 2007 and 2006, had an aggregate fair value of $7,724,420 and $7,727,706, respectively. Certain investment agreements may be terminated at fair value. During 2007 and 2006, Ambac Assurance recorded gross premiums written of $7,821 and $8,383, and net premiums earned of $12,206 and $9,646, respectively, related to these agreements.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

During 2007 and 2006, several interest rate swap transactions were executed between Ambac Financial Services and its affiliates (other than Ambac Assurance). As of December 31, 2007 and 2006, these contracts had an outstanding notional amount of approximately $2,761,907 and $2,666,261, respectively. As of December 31, 2007 and 2006, Ambac Financial Services recorded net liabilities of $252,439 and $253,332, respectively, related to these transactions.

During 2007 and 2006, Ambac Assurance entered into repurchase agreements and reverse repurchase agreements with its affiliate. These agreements were executed with the same affiliate and therefore, were netted under legally enforceable netting agreements that meet the applicable netting criteria.

In 2007 and 2006, Ambac Assurance did not receive any capital contributions from Ambac Financial Group, Inc.

17	SEGMENT INFORMATION

Ambac Assurance has two reportable segments, as follows: (1) financial guarantee, which provides financial guarantees (including credit derivatives) for public finance and structured finance obligations and (2) financial services, which provides payment agreements, interest rate, currency and total return swaps.

Ambac Assurance’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different marketing strategies, personnel skill sets and technology.

The accounting policies of the segments are described in Note 2 “Significant Accounting Policies”. Intersegment revenues include the premiums earned under those agreements. Ambac Assurance guarantees swap obligations and receives dividends from its Financial Services subsidiaries. Such premiums are determined as if they were premiums to third parties, that is, at current market prices. In 2007 and 2006, Financial Guarantee intersegment revenues include dividends of $13,237 and $41,600, respectively, from the Financial Services segment.

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The following table is a summary of the financial information by reportable segment as of and for the years ended December 31, 2007, 2006 and 2005:

	Financial Guarantee	Financial Services	Intersegment Eliminations	Total Consolidated
2007:
Revenues:
External customers	$(4,589,889)	$(13,393)	$—	$(4,603,282)
Intersegment	15,968	—	(15,968)	—

Total revenues	$(4,573,921)	$(13,393)	$(15,968)	$(4,603,282)

Income before income taxes:
External customers	$(4,989,928)	$(28,288)	$—	$(5,018,216)
Intersegment	18,636	(5399)	(13,237)	—

Total income before income taxes	$(4,971,292)	$(33,687)	$(13,237)	$(5,018,216)

Identifiable assets	$13,855,880	$1,322,590	$—	$15,178,470

2006:
Revenues:
External customers	$1,356,012	$33,716	$—	$1,389,728
Intersegment	48,092	—	(48,092)	—

Total revenues	$1,404,104	$33,716	$(48,092)	$1,389,728

Income before income taxes:
External customers	$1,202,218	$19,377	$—	$1,221,595
Intersegment	50,788	(9,188)	(41,600)	—

Total income before income taxes	$1,253,006	$10,189	$(41,600)	$1,221,595

Identifiable assets	$10,690,560	$1,371,003	$—	$12,061,563

2005:
Revenues:
External customers	$1,273,570	$30,200	$—	$1,303,770
Intersegment	5,005	—	(5,005)	—

Total revenues	$1,278,575	$30,200	$(5,005)	$1,303,770

Income before income taxes:
External customers	$1,006,013	$17,043	$—	$1,023,056
Intersegment	7,321	(4,821)	(2,500)	—

Total income before income taxes	$1,013,334	$12,222	$(2,500)	$1,023,056

Identifiable assets	$9,727,311	$1,340,415	$—	$11,067,726

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar Amounts in Thousands)

The following table summarizes gross premiums written and net premiums earned and other credit enhancement fees included in the financial guarantee segment, by location of risk for the years ended December 31, 2007, 2006 and 2005.

	2007	2006	2005
Gross premiums written:
United States	$796,070	$720,991	$871,191
United Kingdom	111,752	143,872	81,492
Other international	134,173	143,498	147,782

Total:	$1,041,995	$1,008,361	$1,100,465

Net premiums earned and other credit enhancement fees:
United States	$704,141	$655,465	$654,856
United Kingdom	74,745	77,781	64,335
Other international	151,214	147,783	150,905

Total:	$930,100	$881,029	$870,096

Internationally diversified includes significant components of domestic exposure.